Exhibit 99.4 — Management’s Discussion and Analysis of Financial Condition and Results of Operations (adjusted to reflect the retrospective application of the consolidation accounting standard)

ITEM 7.                       MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Overview

Lions Gate Entertainment Corp. (“Lionsgate,” the “Company,” “we,” “us” or “our”) is the leading next generation studio with a diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content.

We have released approximately 15 motion pictures theatrically per year for the last three years, which include films we develop and produce in-house, as well as films that we acquire from third parties. In fiscal 2010, we released 10 motion pictures theatrically due, in part, to a crowded marketplace and our desire to invest in our television and channel businesses to achieve an even more balanced mix. In fiscal 2011, we intend to increase our diversified theatrical slate to approximately 13 motion pictures to capitalize on a resurgent theatrical box office and thinning competitive ranks, and we anticipate a more normalized slate of 12 to 15 motion pictures annually going forward. Additionally, we have produced approximately 75 hours of television programming on average for the last three years, primarily prime time television series for the cable and broadcast networks. In fiscal 2011, we intend to deliver approximately 78 hours of television programming.

We currently distribute our library of approximately 8,000 motion picture titles and approximately 4,000 television episodes and programs directly to retailers, video rental stores, DVD rental kiosks, and pay and free television channels in the United States (the “U.S.”), Canada, the United Kingdom (the “UK”) and Ireland, through various digital media platforms, and indirectly to other international markets through our subsidiaries and various third parties. We also distribute our library through our various platforms including:

•             TV Guide Network, TV Guide Network On Demand and TV Guide Online (www.tvguide.com) (collectively, “TV Guide Network”), our joint ventures with One Equity Partners (“OEP”), the global private equity investment arm of JPMorgan Chase, N.A.;

•             Studio 3 Partners LLC (“EPIX”), our joint venture with Viacom Inc. (“Viacom”), Paramount Pictures Corporation (“Paramount”) and Metro-Goldwyn-Mayer Studios Inc. (“MGM”);

•             Tiger Gate Entertainment Limited (“Tiger Gate”), our joint venture with Saban Capital Group, Inc. (“SCG”); and

•             Horror Entertainment, LLC (“FEARnet”), our joint venture with Sony Pictures Entertainment Inc. (“Sony”) and Comcast Corporation (“Comcast”).

In order to maximize our profit, we attempt to maintain a disciplined approach to acquisition, production and distribution of projects by balancing our financial risks against the probability of commercial success for each project. A key element of this strategy is to invest in or acquire individual properties, including films and television programs, libraries, and entertainment studios and companies, which enhance our competitive position in the industry, generate significant long-term returns and build a diversified foundation for future growth. As part of this strategy, we have acquired, integrated and/or consolidated into our business the following:

•             Mandate Pictures, LLC (“Mandate Pictures”), a worldwide independent film producer, financier and distributor (acquired in September 2007);

•             Maple Pictures Corp. (“Maple Pictures”), a Canadian film, television and home video distributor (consolidated effective July 2007);

•             Debmar-Mercury, LLC (“Debmar-Mercury”), a leading independent syndicator of film and television packages (acquired in July 2006);

•             Redbus Film Distribution Ltd. and Redbus Pictures (collectively, “Redbus” and currently, Lions Gate UK Ltd. (“Lionsgate UK”)), an independent film distributor, which provides us the ability to self-distribute our motion pictures in the UK and Ireland and included the acquisition of the Redbus library of approximately 130 films (acquired in October 2005);

•             Certain of the film assets and accounts receivable of Modern Entertainment, Ltd., a licensor of film rights to DVD distributors, broadcasters and cable networks (acquired in August 2005);

•             Artisan Entertainment, Inc. (“Artisan Entertainment”), a diversified motion picture, family and home entertainment company (acquired in December 2003); and

•             Trimark Holdings, Inc., a worldwide distributor of entertainment content (acquired in October 2000).

As part of this strategy, we also have ownership interests in the following:

•             Tiger Gate, an operator of pay television channels and a distributor of television programming and action and horror films across Asia (joint venture entered into in April 2010);

•             TV Guide Network, including TV Guide Network On Demand and TV Guide Online (www.tvguide.com) (we acquired TV Guide Network in February 2009 and sold a 49% interest to OEP in May 2009);

•             EPIX, a joint venture entered into to create a premium television channel and subscription video-on-demand service (entered into in April 2008);

•             Roadside Attractions, LLC (“Roadside”), an independent theatrical distribution company (interest acquired in July 2007);

•             NextPoint, Inc. (“Break.com”), an online video entertainment service provider (interest acquired in June 2007); and

•             FEARnet, a multiplatform programming and content service provider (interest acquired in October 2006).

Revenues

Our revenues are derived from the Motion Pictures, Television Production and Media Networks segments, as described below:

Motion Pictures. Motion Pictures includes “Theatrical,” “Home Entertainment,” “Television,” “International,” “Lionsgate UK,” and “Mandate Pictures” revenue.

Theatrical revenues are derived from the theatrical release of motion pictures in the U.S. and Canada which are distributed to theatrical exhibitors on a picture by picture basis. The financial terms that we negotiate with our theatrical exhibitors generally provide that we receive a percentage of the box office results and are negotiated on a picture by picture basis.

Home Entertainment revenues consist of the sale or rental of packaged media (i.e., DVD and Blu-ray) and electronic media (i.e., electronic-sell through or “EST” and digital rental) of our own productions and acquired films, including theatrical releases and direct-to-video releases, to retail stores and through digital media platforms. In addition, we have revenue sharing arrangements with certain rental stores which generally provide that in exchange for a nominal or no upfront sales price we share in the rental revenues generated by each such store on a title by title basis.

Television revenues are primarily derived from the licensing of our productions and acquired films to the domestic cable, free and pay television markets, which includes pay-per-view and video-on-demand.

International revenues include revenues from our international subsidiaries from the licensing and sale of our productions, acquired films, our catalog product or libraries of acquired titles and revenues from our distribution to international sub-distributors, on a territory-by-territory basis. Our revenues are derived from the U.S., Canada, the UK, Australia and other foreign countries; none of the foreign countries individually comprised greater than 10% of total revenues.

Lionsgate UK revenues include revenues from the licensing and sale of our productions, acquired films, our catalog product or libraries of acquired titles from our subsidiary located in the United Kingdom.

Mandate Pictures revenues include revenues from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors and to international sub-distributors.

Television Production. Television Production includes the licensing and syndication to domestic and international markets of one-hour and half-hour drama series, television movies and mini-series and non-fiction programming, and home entertainment revenues consisting of television production movies or series.

Media Networks. Media Networks consists of TV Guide Network, including TV Guide Network On Demand, and TV Guide Online (www.tvguide.com), from the acquisition date of February 28, 2009 until its deconsolidation on May 28, 2009.  The Company adopted the new accounting standard pertaining to consolidation accounting for variable interest entities on April 1, 2010 and applied the provisions of the new accounting standard retrospectively.  Accordingly, the Company deconsolidated TV Guide Network on May 28, 2009, the date on which the Company sold a 49% interest in TV Guide Network to OEP, and retrospectively adjusted our financial statements to account for TV Guide Network under the equity method of accounting since that date.  Media Networks revenue includes distribution revenue from multi-system cable operators and digital broadcast satellite providers (distributors generally pay a per subscriber fee for the right to distribute programming) and advertising revenue from the sale of advertising on its television channel and related online media platforms.

Expenses

Our primary operating expenses include Direct Operating Expenses, Distribution and Marketing Expenses and General and Administration Expenses.

Direct Operating Expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses. Participation costs represent contingent consideration payable based on the performance of the film to parties associated with the film, including producers, writers, directors or actors, etc. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild, Directors Guild of America, and Writers Guild of America, based on the performance of the film in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and Marketing Expenses primarily include the costs of theatrical “prints and advertising” (“P&A”) and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and Administration Expenses include salaries and other overhead.

Recent Developments

Tiger Gate Entertainment Limited. On April 5, 2010, Pearl River Holdings Corp., our wholly-owned subsidiary, entered into a joint venture with SCG, a leading private investment firm specializing in the media, entertainment and communications industries, to operate and manage Tiger Gate, an operator of pay television channels and a distributor of television programming and action and horror films across Asia. Established by the Company in 2008, Tiger Gate currently operates the thriller/horror channel THRILL and the action channel KIX. The channels launched in Indonesia in August 2009, and in Hong Kong and Singapore in April 2010.

December 2009 Subordinated Debt Repurchase. In December 2009, our wholly-owned subsidiary, Lions Gate Entertainment Inc. (“LGEI”), paid $37.7 million to extinguish $39.9 million of aggregate principal amount (carrying value — $35.0 million) of 3.625% convertible senior subordinated secured notes due 2025 (the “February 2005 3.625% Notes”) and recorded a loss on extinguishment of $0.9 million, which includes $0.4 million of deferred financing costs written off. The loss represented the excess of the fair value of the liability component of the February 2005 3.625% Notes repurchased over their carrying value, plus the deferred financing costs written off. The excess of the amount paid over the fair value of the February 2005 3.625% Notes repurchased was recorded as a reduction of shareholders’ equity reflecting the repurchase of the equity component of the February 2005 3.625% Notes repurchased.

The February 2005 3.625% Notes repurchased in December 2009 may be resold at the prevailing market value. In addition, $32.9 million of aggregate principal amount of the February 2005 3.625% Notes repurchased are being held as collateral under the Company’s senior revolving credit facility.

In December 2009, LGEI paid $38.0 million to extinguish $40.0 million of aggregate principal amount (carrying value — $35.5 million) of 2.9375% convertible senior subordinated secured notes due 2024 (the “October 2004 2.9375% Notes”) and recorded a loss on extinguishment of $0.8 million, which includes $0.3 million of deferred financing costs written off. The loss represented the excess of the fair value of the liability component of the October 2004 2.9375% Notes repurchased over their carrying value, plus the deferred financing costs written off. The excess of the amount paid over the fair value of the October 2004 2.9375% Notes repurchased was recorded as a reduction of shareholders’ equity reflecting the repurchase of the equity component of the October 2004 2.9375% Notes repurchased.

10.25% Senior Secured Second-Priority Notes. On October 21, 2009, LGEI issued $236.0 million aggregate principal amount of 10.25% senior secured second-priority notes due 2016 (the “Senior Notes”) in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will pay interest semi-annually on May 1 and November 1 of each year at a rate of 10.25% per year and will mature on November 1, 2016. The Senior Notes were issued by LGEI at an initial price of 95.222% (original issue discount — 4.778%) of the principal amount. The net proceeds, after deducting discounts, the fees paid to the initial purchaser, and all transaction costs (including legal, accounting and other professional fees) from the sale of the Senior Notes was approximately $214.7 million, which was used by LGEI to repay a portion of its outstanding debt under our senior revolving credit facility.

Film Credit Facility. On October 6, 2009, we entered into a revolving film credit facility agreement, as amended effective December 31, 2009 (“Film Credit Facility”), which provides for borrowings for the acquisition or production of motion pictures. Currently, the Film Credit Facility provides for total borrowings up to $120 million and can be increased to $200 million if additional lenders or financial institutions become a party to and provide a commitment under the facility. The Film Credit Facility has a maturity date of April 6, 2013 and as of March 31, 2010, bore interest of 3.25% over the “LIBO” rate (as defined in the credit agreement — effective interest rate of 3.50% as of March 31, 2010). We are required to pay a quarterly commitment fee of 0.75% per annum on the unused commitment under the Film Credit Facility. Borrowings under the Film Credit Facility are due the earlier of (a) nine months after delivery of each motion picture or (b) April 6, 2013. Borrowings under the Film Credit Facility are subject to a borrowing base calculation and are secured by interests in the related motion pictures, together with certain other receivables from other motion picture and television productions pledged by us, including a minimum pledge of such receivables of $25 million. Receivables pledged to the Film Credit Facility must be excluded from the borrowing base calculation under our senior revolving credit facility.

Refinancing Exchange. On April 20, 2009, LGEI entered into Refinancing Exchange Agreements (the “Refinancing Exchange Agreements”) with certain existing holders of the February 2005 3.625% Notes. Pursuant to the terms of the Refinancing Exchange Agreements, holders of the February 2005 3.625% Notes exchanged approximately $66.6 million aggregate principal amount of the February 2005 3.625% Notes for new 3.625% convertible senior subordinated secured notes due 2025 (the “April 2009 3.625% Notes”) in the same aggregate principal amount under a new indenture entered into by LGEI, Lionsgate, as guarantor, and an indenture trustee thereunder.

April 2009 3.625% Notes. As discussed above, in April 2009, LGEI issued approximately $66.6 million of the April 2009 3.625% Notes. LGEI will pay interest on the April 2009 3.625% Notes on March 15 and September 15 of each year. The April 2009 3.625% Notes will mature on March 15, 2025. On or after March 15, 2015, LGEI may redeem the April 2009 3.625% Notes, in whole or in part, at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be redeemed, plus accrued and unpaid interest through the date of redemption. The holder may require LGEI to repurchase the April 2009 3.625% Notes on March 15, 2015, 2018 and 2023 or upon a “designated event,” at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be repurchased plus accrued and unpaid interest. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of our common shares on the effective date of the change in control. No make whole premium will be paid if the price of our common shares at such time is less than $5.36 per share or exceeds $50.00 per share. The April 2009 3.625% Notes may be converted into our common shares at any time before maturity, redemption or repurchase. The initial conversion rate of the April 2009 3.625% Notes is 121.2121 common shares per $1,000 principal amount of the April 2009 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $8.25 per share. Upon conversion of the April 2009 3.625% Notes, we have the option to deliver, in lieu of common shares, cash or a combination of cash and our common shares.

TV Guide Network Acquisition. In January 2009, we entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Gemstar-TV Guide International, Inc. (“Gemstar”), TV Guide Entertainment Group, Inc. (“TVGE”), its parent company, UV Corporation and Macrovision Solutions Corporation (“Macrovision”), the ultimate parent company of Gemstar, TVGE and UV Corporation, for the purchase by us of TV Guide Network and related assets, including TV Guide Network On Demand, and TV Guide Online (www.tvguide.com). The acquisition closed February 28, 2009. We paid approximately $241.6 million for all of the equity interest of TV Guide Network, which included a capital lease obligation of $12.1 million, and incurred approximately $1.5 million in direct transaction costs (legal fees, accountant’s fees and other professional fees).

The acquisition was accounted for as a purchase, with the results of operations of TV Guide Network consolidated from February 28, 2009. Goodwill of $152.6 million represented the excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed.

Sale of Noncontrolling Interest in TV Guide Network. On May 28, 2009, we entered into a Purchase Agreement (the “Purchase Agreement”) with OEP, pursuant to which OEP purchased 49% of our interest in TV Guide Network for approximately $122.4 million in cash. In addition, OEP reserved the option of buying another 1% of TV Guide Network under certain circumstances. The arrangement contains joint control rights, as evidenced in an operating agreement, as well as customary transfer restrictions and exit rights.

CRITICAL ACCOUNTING POLICIES

The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty attached to the estimate. For example, accounting for films and television programs requires us to estimate future revenue and expense amounts which, due to the inherent uncertainties involved in making such estimates, are likely to differ to some extent from actual results. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 2 to our audited consolidated financial statements.

Generally Accepted Accounting Principles (“GAAP”). Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

Accounting for Films and Television Programs. We capitalize costs of production and acquisition, including financing costs and production overhead, to investment in films and television programs. These costs for an individual film or television program are amortized and participation and residual costs are accrued to direct operating expenses in the proportion that current year’s revenues bear to management’s estimates of the ultimate revenue at the beginning of the year expected to be recognized from exploitation, exhibition or sale of such film or television program over a period not to exceed ten years from the date of initial release. For previously released film or television programs acquired as part of a library, ultimate revenue includes estimates over a period not to exceed 20 years from the date of acquisition.

The Company’s management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value. The Company’s management estimates the ultimate revenue based on experience with similar titles or title genre, the general public appeal of the cast, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change. In the normal course of our business, some films and titles are more successful than anticipated and some are less successful. Accordingly, we update our estimates of ultimate revenue and participation costs based upon the actual results achieved or new information as to anticipated revenue performance such as (for home entertainment revenues) initial orders and demand from retail stores when it becomes available. An increase in the ultimate revenue will generally result in a lower amortization rate while a decrease in the ultimate revenue will generally result in a higher amortization rate and periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our consolidated statements of operations.

Revenue Recognition. Revenue from the theatrical release of feature films is recognized at the time of exhibition based on our participation in box office receipts. Revenue from the sale of DVDs/Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, rental revenue is recognized when we are entitled to receipts and such receipts are determinable. Revenues from television licensing are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on our assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on our assessment of the relative fair value of each title.

Distribution revenue from the distribution of TV Guide Network programming (distributors generally pay a per subscriber fee for the right to distribute programming) is recognized in the month the services are provided.

Advertising revenue is recognized when the advertising spot is broadcast or displayed online. Advertising revenue is recorded net of agency commissions and discounts.

Cash payments received are recorded as deferred revenue until all the conditions of revenue recognition have been met. Long-term, non-interest bearing receivables are discounted to present value.

Reserves. Revenues are recorded net of estimated returns and other allowances. We estimate reserves for DVD/Blu-ray returns based on previous returns and our estimated expected future returns related to current period sales on a title-by-title basis in each of the DVD/Blu-ray businesses. Factors affecting actual returns include, among other factors, limited retail shelf space at various times of the year, success of advertising or other sales promotions, and the near term release of competing titles. We believe that our estimates have been materially accurate in the past; however, due to the judgment involved in establishing reserves, we may have adjustments to our historical estimates in the future.

We estimate provisions for accounts receivable based on historical experience and relevant facts and information regarding the collectability of the accounts receivable. In performing this evaluation, significant judgments and estimates are involved, including an analysis of specific risks on a customer-by-customer basis for our larger customers and an analysis of the length of time receivables have been past due. The financial condition of a given customer and its ability to pay may change over time and could result in an increase or decrease to our allowance for doubtful accounts, which, when the impact of such change is material, is disclosed in our discussion on direct operating expenses elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Income Taxes. We are subject to federal and state income taxes in the U.S., and in several foreign jurisdictions. We record deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not or a valuation allowance is applied. Because of our historical operating losses, we have provided a full valuation allowance against our net deferred tax assets. When we have a history of profitable operations sufficient to demonstrate that it is more likely than not that our deferred tax assets will be realized, the valuation allowance will be reversed. However, this assessment of our planned use of our deferred tax assets is an estimate which could change in the future depending upon the generation of taxable income in amounts sufficient to realize our deferred tax assets.

Goodwill. Goodwill is reviewed annually for impairment within each fiscal year or between the annual tests if an event occurs or circumstances change that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. We performed our last annual impairment test on our goodwill as of January 1, 2010. No goodwill impairment was identified in any of our reporting units. Determining the fair value of reporting units requires various assumptions and estimates. The estimates of fair value include consideration of the future projected operating results and cash flows of the reporting unit. Such projections could be different than actual results. Should actual results be significantly less than estimates, the value of our goodwill could be impaired in the future.

Subordinated notes. We account for our subordinated notes by separating for the liability and equity components in a manner that will reflect our nonconvertible debt borrowing rate on the subordinated notes issuance date when interest cost is recognized. Accordingly, a portion of the proceeds received is recorded as a liability and a portion is recorded as an addition to shareholders’ equity reflecting the equity component (i.e., conversion feature). The difference between the principal amount and the amount recorded as the liability component represents the debt discount. The carrying amount of the liability is accreted up to the principal amount through the amortization of the discount, using the effective interest method, to interest expense over the expected life of the note.

Business Acquisitions. The Company accounts for its business acquisitions as a purchase, whereby the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price over estimated fair value of the net identifiable assets is allocated to goodwill. Determining the fair value of assets and liabilities requires various assumptions and estimates. These estimates and assumptions are refined with adjustments recorded to goodwill as information is gathered and final appraisals are completed over a one-year allocation period. The changes in these estimates could impact the amount of assets, including goodwill and liabilities, ultimately recorded in our balance sheet and could impact our operating results subsequent to such acquisition. We believe that our estimates have been materially accurate in the past.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS No. 168”). This statement modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the SEC. Nonauthoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. It is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. We adopted the Codification prospectively beginning in the second quarter of fiscal 2010, resulting in no impact on our consolidated financial statements.

Subsequent events. We adopted new accounting guidance related to the accounting for and disclosure of subsequent events that occur after the balance sheet date. We adopted this standard beginning in the first quarter of fiscal 2010 and have evaluated subsequent events through the date of issuance, resulting in no impact on our consolidated financial statements.

Consolidation accounting for variable interest entities. This new accounting guidance modifies the previous guidance in relation to the identification of controlling financial interests in a variable interest entity (“VIE”). Under this new guidance, the primary beneficiary of a VIE is the enterprise that has both of the following characteristics, among others: (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (b) the obligation to absorb losses of the entity, or the right to receive benefits from the entity, that could potentially be significant to the VIE. If an enterprise determines that power is shared among multiple unrelated parties such that no one party has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, then no party is the primary beneficiary. Power is shared if each of the parties sharing power are required to consent to the decisions relating to the activities that most significantly impact the VIE’s performance. The provisions of this standard became effective beginning in fiscal 2011.

Upon adoption of the new accounting standard on April 1, 2010, we determined that we were no longer the primary beneficiary of TV Guide Network because pursuant to the operating agreement of the entity, the power to direct the activities that most significantly impact the economic performance of TV Guide Network are shared with the 49% owner of TV Guide Network, OEP. Accordingly, upon adoption of the new accounting standard we are no longer consolidating TV Guide Network and instead are accounting for TV Guide Network under the equity method of accounting.

We have applied the provisions of the new accounting standard retrospectively and accordingly, we deconsolidated TV Guide Network from May 28, 2009, the date we sold a 49% interest to OEP, and retrospectively adjusted the financial statements to reflect TV Guide Network as if it were accounted for under the equity method of accounting since that date. The deconsolidation of TV Guide network resulted in the reclassification of $305.4 million of assets, $147.3 million of liabilities and $30.0 million of non-controlling interest amounts from each of their respective consolidated balance sheet captions to the investment in equity method investee’s account as of March 31, 2010, reflecting the carrying amount of the Company’s interest in the mandatorily redeemable preferred and common stock units of TV Guide Network as of March 31, 2010. In addition, under the equity method of accounting, our share of the revenues, expenses of TV Guide Network and income for the accretion of the dividend and discount of the mandatorily redeemable preferred stock are recorded net in the equity interest line item in the consolidated statements of operations. The adoption of the new accounting standard did not impact our net loss. See Note 7 and Note 17 for further detail regarding the TV Guide Network.

RESULTS OF OPERATIONS

Fiscal 2010 Compared to Fiscal 2009

The following table sets forth the components of consolidated revenue for the fiscal year ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
Consolidated Revenue
Motion Pictures	$1,119.3	$1,233.9	$(114.6)	(9.3)%
Television Production	350.9	222.2	128.7	57.9%
Media Networks	19.3	10.3	9.0	87.4%
	$1,489.5	$1,466.4	$23.1	1.6%

Our largest component of revenue comes from home entertainment. The following table sets forth total home entertainment revenue for both the Motion Pictures and Television Production reporting segments for the fiscal year ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
Home Entertainment Revenue
Motion Pictures	$540.4	$640.7	$(100.3)	(15.7)%
Television Production	67.8	34.9	32.9	94.3%
	$608.2	$675.6	$(67.4)	(10.0)%

Motion Pictures Revenue

The decrease in motion pictures revenue this period was mainly attributable to decreases in theatrical and home entertainment revenue and, to a lesser extent, a decrease in international revenue. These decreases were offset by an increase in Mandate Pictures revenue, and, to a lesser extent, increases in television and Lionsgate UK revenue. We expect an increase in the number of our theatrical releases for fiscal 2011, as compared to fiscal 2010. As a result, we currently expect our motion picture segment revenue for fiscal 2011 will exceed our fiscal 2010 motion picture segment revenue. However, actual motion pictures revenue will depend on the performance of our film and video titles across all media and territories and can vary materially from expectations. The following table sets forth the components of revenue for the motion pictures reporting segment for the fiscal year ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
Motion Pictures
Theatrical	$139.4	$223.3	$(83.9)	(37.6)%
Home Entertainment	540.4	640.7	(100.3)	(15.7)%
Television	186.8	170.3	16.5	9.7%
International	73.4	81.6	(8.2)	(10.0)%
Lionsgate UK	74.3	60.7	13.6	22.4%
Mandate Pictures	99.1	45.5	53.6	117.8%
Other	5.9	11.8	(5.9)	(50.0)%
	$1,119.3	$1,233.9	$(114.6)	(9.3)%

Motion Pictures — Theatrical Revenue

The following table sets forth the titles contributing significant motion pictures theatrical revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010		2009
	Theatrical Release Date		Theatrical Release Date
From Paris With Love	February 2010	The Haunting in Connecticut	March 2009
Daybreakers	January 2010	Madea Goes to Jail	February 2009
Spy Next Door	January 2010	My Bloody Valentine 3-D	January 2009
Brothers	December 2009	Transporter 3	November 2008
Precious	November 2009	Saw V	October 2008
Saw VI	October 2009	W.	October 2008
Gamer	September 2009	The Family That Preys	September 2008
I Can Do Bad All By Myself	September 2009	The Forbidden Kingdom	April 2008
The Haunting in Connecticut	March 2009

The following table sets forth the amount and percentage of theatrical revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	Theatrical		Theatrical	Theatrical		Theatrical	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Theatrical Revenue
Theatrical revenue from significant titles listed above	$126.4		91%	$170.8		76%	$(44.4)	(26.0)%
Theatrical revenue from titles not listed above	13.0		9%	52.5		24%	(39.5)	(75.2)%
	$139.4		100%	$223.3		100%	$(83.9)	(37.6)%
Range of contribution of theatrical revenue of significant titles individually, as a percent of theatrical revenue	6	% to	17%	5	% to	19%

Theatrical revenue of $139.4 million decreased $83.9 million, or 37.6%, in fiscal 2010 as compared to fiscal 2009. The decrease in theatrical revenue in fiscal 2010 as compared to fiscal 2009 is due to only 10 theatrical releases in the current fiscal year compared to 16 in the prior fiscal year. The contribution of theatrical revenue from titles listed above decreased $44.4 million in the current fiscal year compared to the prior fiscal year, and the contribution of theatrical revenue from the titles not listed in the table above decreased $39.5 million in the current fiscal year compared to the prior fiscal year.

Motion Pictures — Home Entertainment Revenue

The following table sets forth the titles contributing significant motion pictures home entertainment revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010		2009
	DVD Release Date		DVD Release Date
Brothers	March 2010	Punisher: War Zone	March 2009
Precious	March 2010	Transporter 3	March 2009
Gamer	January 2010	Bangkok Dangerous	January 2009
I Can Do Bad All By Myself	January 2010	My Best Friend’s Girl	January 2009
Saw VI	January 2010	Saw V	January 2009
Crank: High Voltage	September 2009	The Family That Preys	January 2009
The Haunting in Connecticut	July 2009	The Forbidden Kingdom	September 2008
Madea Goes to Jail	June 2009	Meet the Browns	July 2008
My Bloody Valentine 3-D	May 2009	The Bank Job	July 2008
New In Town	May 2009	The Eye	June 2008
The Spirit	April 2009	Witless Protection	June 2008
		Rambo	May 2008

The following table sets forth the amount and percentage of home entertainment revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	Home		Home	Home		Home
	Entertainment		Entertainment	Entertainment		Entertainment	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Home Entertainment Revenue
Home entertainment revenue from significant titles listed above	$223.0		41%	$290.4		45%	$(67.4)	(23.2)%
Home entertainment revenue from titles not listed above	317.4		59%	350.3		55%	(32.9)	(9.4)%
	$540.4		100%	$640.7		100%	$(100.3)	(15.7)%
Range of contribution of home entertainment revenue of significant titles individually, as a percent of home entertainment revenue	2	% to	6%	2	% to	7%

Home entertainment revenue of $540.4 million decreased $100.3 million, or 15.7%, in fiscal 2010 as compared to fiscal 2009. The decrease in home entertainment revenue in the fiscal 2010 compared to fiscal 2009 is primarily due to fewer theatrical releases in fiscal 2010 as compared to fiscal 2009 and the impact of the overall reduction of consumer spending on home entertainment products. The contribution of home entertainment revenue from titles listed above decreased $67.4 million in the current fiscal year compared to the prior fiscal year, and the contribution of home entertainment revenue from the titles not listed above decreased $32.9 million in the current fiscal year compared to the prior fiscal year.

Motion Pictures — Television Revenue

The following table sets forth the titles contributing significant motion pictures television revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010	2009
Madea Goes to Jail	3:10 to Yuma
My Best Friend’s Girl	Forbidden Kingdom
My Bloody Valentine 3-D	Good Luck Chuck
New In Town	Meet the Browns
Saw V	Rambo
The Family That Preys	Saw IV
The Haunting in Connecticut	The Bank Job
Transporter 3	The Eye
W.	Why Did I Get Married? — Feature

The following table sets forth the amount and percentage of television revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	Television		Television	Television		Television	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in millions)			(Amounts in millions)			(Amounts in millions)
Television Revenue
Television revenue from significant titles listed above	$100.8		54%	$107.6		63%	$(6.8)	(6.3)%
Television revenue from titles not listed above	86.0		46%	62.7		37%	23.3	37.2%
	$186.8		100%	$170.3		100%	$16.5	9.7%
Range of contribution of television revenue of significant titles individually, as a percent of television revenue	4	% to	9%	6	% to	8%

Television revenue included in motion pictures revenue of $186.8 million increased $16.5 million, or 9.7% in fiscal 2010 as compared to fiscal 2009. The contribution of television revenue from the titles listed above decreased $6.8 million in the current fiscal year compared to the prior fiscal year, and the contribution of television revenue from the titles not listed above increased $23.3 million in the current fiscal year compared to the prior fiscal year.

Motion Pictures — International Revenue

The following table sets forth the titles contributing significant motion pictures international revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010	2009
Brothers	My Best Friend’s Girl
My Bloody Valentine 3-D	Punisher: War Zone
Saw V	Saw IV
Saw VI	Saw V
The Eye

The following table sets forth the amount and percentage of international revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	International		International	International		International	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
International Revenue
International revenue from significant titles listed above	$28.9		39%	$37.4		46%	$(8.5)	(22.7)%
International revenue from titles not listed above	44.5		61%	44.2		54%	0.3	0.7%
	$73.4		100%	$81.6		100%	$(8.2)	(10.0)%
Range of contribution of international revenue of significant titles individually, as a percent of international revenue	7	% to	13%	8	% to	11%

International revenue included in motion pictures revenue of $73.4 million decreased $8.2 million, or 10.0%, in fiscal 2010 as compared to fiscal 2009. The decrease in international revenue in fiscal 2010 compared to fiscal 2009 is mainly due to a decrease in the contribution of international revenue from titles listed above in fiscal 2010 as compared to fiscal 2009.

Motion Pictures — Lionsgate UK Revenue

The following table sets forth the titles contributing significant Lionsgate UK revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010	2009
Drag Me to Hell	My Bloody Valentine 3-D
Harry Brown	Righteous Kill
Hurt Locker	Saw IV
My Bloody Valentine 3-D	Saw V
Saw VI	The Bank Job

The following table sets forth the amount and percentage of Lionsgate UK revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	Lionsgate UK		Lionsgate UK	Lionsgate UK		Lionsgate UK	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in		(Amounts in			(Amounts in
	millions)		millions)			millions)
Lionsgate UK Revenue
Lionsgate UK revenue from significant titles listed above	$28.6		38%	$23.2		38%	$5.4	23.3%
Lionsgate UK revenue from titles not listed above	45.7		62%	37.5		62%	8.2	21.9%
	$74.3		100%	$60.7		100%	$13.6	22.4%
Range of contribution of Lionsgate UK revenue of significant titles individually, as a percent of Lionsgate UK revenue	5	% to	13%	5	% to	10%

Lionsgate UK revenue of $74.3 million increased $13.6 million, or 22.4%, in fiscal 2010 as compared to fiscal 2009. The increase in Lionsgate UK revenue in fiscal 2010 compared to fiscal 2009 is mainly due to stronger performance of theatrical releases in the United Kingdom for titles such as Hurt Locker and Drag Me To Hell in fiscal 2010 as compared to fiscal 2009. The contribution of Lionsgate UK revenue from titles listed above increased $5.4 million in the current fiscal year compared to the prior fiscal year, and the contribution of Lionsgate UK revenue from the titles not listed in the table above increased $8.2 million in the current fiscal year compared to the prior fiscal year.

Motion Pictures — Mandate Pictures Revenue

The following table sets forth the titles contributing significant Mandate Pictures revenue for the fiscal year ended March 31, 2010 and 2009:

Year Ended March 31,
2010	2009
Drag Me To Hell	30 Days of Night
Horsemen	Harold and Kumar Escape from Guantanamo Bay
Juno	Juno
Passengers	Nick and Norah’s Infinite Playlist
Whip It	Passengers

The following table sets forth the amount and percentage of Mandate Pictures revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2010 and 2009:

	Year Ended March 31,
	2010			2009
			Percent			Percent
	Amount of		of	Amount of		of
	Mandate		Mandate	Mandate		Mandate
	Pictures		Pictures	Pictures		Pictures	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in millions)
	millions)			millions)
Mandate Pictures Revenue
Mandate Pictures revenue from significant titles listed above	$92.3		93%	$35.3		78%	$57.0	161.5%
Mandate Pictures revenue from titles not listed above	6.8		7%	10.2		22%	(3.4)	(33.3)%
	$99.1		100%	$45.5		100%	$53.6	117.8%
Range of contribution of Mandate Pictures revenue of significant titles individually, as a percent of Mandate Pictures revenue	7	% to	51%	5	% to	30%

Mandate Pictures revenue includes revenue from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors or international sub-distributors. The increase in Mandate Pictures revenue in fiscal 2010 compared to fiscal 2009 is mainly due to the higher contribution of Mandate Pictures revenue from titles listed above, in particular from Drag Me To Hell in fiscal 2010 as compared to fiscal 2009.

Television Production Revenue

Television production revenue of $350.9 million, increased $128.7 million, or 57.9%, in fiscal 2010 as compared to fiscal 2009. Based on the television shows currently expected to be delivered in fiscal 2011, we anticipate that our television production segment revenue in fiscal 2011 will exceed our fiscal 2010 television production segment revenue. However, actual revenues will depend on actual deliveries and can vary materially from expectations. The following table sets forth the components and the changes in the components of revenue that make up television production revenue for the fiscal year ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
Television Production
Domestic series licensing
Lionsgate Television	$128.8	$79.2	$49.6	62.6%
Debmar-Mercury	92.2	59.1	33.1	56.0%
Ish Entertainment	19.0	23.4	(4.4)	(18.8)%
Total domestic series licensing	240.0	161.7	78.3	48.4%
International	42.3	24.9	17.4	69.9%
Home entertainment releases of television production	67.8	34.9	32.9	94.3%
Other	0.8	0.7	0.1	14.3%
	$350.9	$222.2	$128.7	57.9%

Revenues included in domestic series licensing from Lionsgate Television increased in fiscal 2010 due to an increase in episodes of programming delivered, and higher revenue generated per episode delivered in fiscal 2010 compared to fiscal 2009.

The following table sets forth the number of television episodes and hours delivered included in Lionsgate Television domestic series licensing revenue in the fiscal year ended March 31, 2010 and 2009, respectively:

		Year Ended March 31, 2010				Year Ended March 31, 2009
		Episodes	Hours			Episodes	Hours
Crash Season 2	1hr	13	13.0	Fear Itself	1hr	13	13.0
Mad Men Season 3	1hr	13	13.0	Crash Season 1	1hr	13	13.0
Nurse Jackie Season 2	1/2hr	12	6.0	Mad Men Season 2	1hr	13	13.0
Nurse Jackie Season 1	1/2hr	12	6.0	Scream Queens	1hr	8	8.0
Blue Mountain State	1/2hr	13	6.5	Weeds Season 4	1/2hr	13	6.5
Weeds Season 5	1/2hr	13	6.5	Pilots	1/2hr	2	1.0
		76	51.0			62	54.5

Revenues included in domestic series licensing from Debmar-Mercury increased in fiscal 2010 due to increased revenue from the television series House of Payne, Meet the Browns, The Wendy Williams Show, and Family Feud.

Revenues included in domestic series licensing from our reality television collaboration with Ish Entertainment Inc. (“Ish”), resulted primarily from the production of the domestic series Paris Hilton’s My New BFF, and My Antonio.

International revenue increased in fiscal 2010 due to revenue from Mad Men Season 3, Crash Season 1, Dead Zone Season 1, and Fear Itself, and international revenue in fiscal 2009 includes revenue from Mad Men Season 1 and Season 2, Paris Hilton’s British Best Friend, Weeds Season 3 and Season 4, Wildfire Season 4, and The Kill Point.

The increase in revenue from home entertainment releases of television production is primarily driven by DVD/Blu-ray revenue from Weeds Season 4 and Season 5, and Mad Men Season 2 and Season 3.

Media Networks Revenue

Media Networks revenue was $19.3 million in fiscal 2010 for the period from April 1, 2009 to May 27, 2009 compared to $10.3 million in fiscal 2009 for the period from the acquisition date of February 28, 2009 to March 31, 2009. The results of operations of TV Guide Network are included in the Company’s consolidated results from February 28, 2009 through May 27, 2009. A portion of the entity was sold on May 28, 2009. Subsequent to the sale of TV Guide Network, and pursuant to the new accounting guidance for accounting for variable interest entities, effective April 1, 2010 which the Company has retrospectively applied, the Company’s interest in TV Guide Network is being accounted for under the equity method of accounting.

Direct Operating Expenses

The following table sets forth direct operating expenses by segment for the fiscal year ended March 31, 2010 and 2009:

	Year Ended				Year Ended
	March 31, 2010				March 31, 2009
	Motion	Television	Media		Motion	Television	Media
	Pictures	Production	Networks	Total	Pictures	Production	Networks	Total
	(Amounts in millions)
Direct operating expenses
Amortization of films and television programs	$302.0	$202.4	$7.3	$511.7	$329.2	$125.7	$3.8	$458.7
Participation and residual expense	188.8	75.9	0.2	264.9	279.0	49.3	—	328.3
Other expenses	0.8	0.6	(0.1)	1.3	5.1	1.8	(0.1)	6.8
	$491.6	$278.9	$7.4	$777.9	$613.3	$176.8	$3.7	$793.8
Direct operating expenses as a percentage of segment revenues	43.9%	79.5%	38.3%	52.2%	49.7%	79.6%	35.9%	54.1%

Direct operating expenses of the motion pictures segment of $491.6 million for fiscal 2010 were 43.9% of motion pictures revenue, compared to $613.3 million, or 49.7%, of motion pictures revenue for fiscal 2009. The decrease in direct operating expense of the motion pictures segment in fiscal 2010 as a percent of revenue is due primarily to a fiscal 2009 charge for a home entertainment library distribution contract of family entertainment titles, and a decrease in investment in film write-downs for fiscal 2010, partially offset by an increase in direct operating expenses as a percentage of revenue attributed to Mandate Pictures. Investment in film write-downs of the motion picture segment totaled approximately $12.5 million for fiscal 2010, compared to $37.3 million for 2009. Also, in fiscal 2009, we recorded a charge of $36.1 million for a participation reserve in connection with a home entertainment library distribution contract of family entertainment titles entered into in fiscal 2009 due to the actual and expected future underperformance of the titles in this library. The fiscal 2010 write-downs included write-downs on two titles over $1.0 million which aggregated $7.4 million. The fiscal 2009 write-downs included write-downs on six titles over $1.0 million which aggregated $26.9 million of the total charges due to the lower than anticipated performance of six titles and $5.1 million of write-downs of film libraries acquired due to the underperformance of those libraries. Other expenses consists of the provision for doubtful accounts and foreign exchange gains and losses. The provision for doubtful accounts decreased from $3.7 million in fiscal 2009 to $1.4 million in fiscal 2010. Foreign exchange gains and losses included a loss of $3.1 million in fiscal 2009 to a gain of less than $0.1 million in fiscal 2010 due to changes in exchange rates.

Direct operating expenses of the television production segment of $278.9 million for fiscal 2010 were 79.5% of television revenue, compared to $176.8 million, or 79.6%, of television revenue for fiscal 2009. The increase in direct operating expense of the television production segment in fiscal 2010 is due to the increase in television production revenue in fiscal 2010 as compared to fiscal 2009. In fiscal 2010, $12.6 million of charges for costs incurred in excess of contracted revenues for episodic television series or write-downs of television film costs were included in the amortization of television programs, compared to $9.1 million in fiscal 2009. The fiscal 2010 write-downs included write-downs on five titles over $1.0 million which aggregated $10.5 million, of which $4.9 million related to one television series. The fiscal 2009 write-downs included write-downs on four titles over $1.0 million which aggregated $7.7 million.

Direct operating expenses of the media networks segment in fiscal 2010 were for the period from April 1, 2009 to May 27, 2009, and in fiscal 2009 were for the period from the acquisition date of February 28, 2009 to March 31, 2009. Direct operating expenses of $7.4 million for fiscal 2010 consists primarily of programming expenses associated with the production of such programs as Idol Tonight and Hollywood 411.

Distribution and Marketing Expenses

The following table sets forth distribution and marketing expenses by segment for the fiscal year ended March 31, 2010 and 2009:

	Year Ended				Year Ended
	March 31, 2010				March 31, 2009
	Motion	Television	Media		Motion	Television	Media
	Pictures	Production	Networks	Total	Pictures	Production	Networks	Total
	(Amounts in millions)
Distribution and marketing expenses
Theatrical	$237.6	$0.2	$—	$237.8	$330.5	$—	$—	$330.5
Home Entertainment	192.7	18.7	—	211.4	255.4	10.5	—	265.9
Television	3.9	8.5	—	12.4	5.0	10.4	—	15.4
International	4.7	3.7	—	8.4	6.3	3.8	—	10.1
Lionsgate UK	31.1	1.1	—	32.2	42.4	0.5	—	42.9
Media Networks	—	—	2.0	2.0	—	—	1.9	1.9
Other	1.7	0.3	—	2.0	2.1	0.8	—	2.9
	$471.7	$32.5	$2.0	$506.2	$641.7	$26.0	$1.9	$669.6

The majority of distribution and marketing expenses relate to the motion pictures segment. Theatrical P&A in the motion pictures segment in fiscal 2010 of $237.6 million decreased $92.9 million, or 28.1%, compared to $330.5 million in fiscal 2009. The decrease is driven by the lower number of theatrical releases in fiscal 2010 as compared to fiscal 2009. Domestic theatrical P&A from the motion pictures segment this period included P&A incurred on the release of Brothers, Daybreakers, Gamer, From Paris With Love, I Can Do Bad All By Myself, Kick-Ass, Precious, Saw VI, Spy Next Door and Why Did I Get Married Too?, which individually represented between 5% and 13% of total theatrical P&A and, in the aggregate, accounted for 91% of the total theatrical P&A. Kick-Ass and Why Did I Get Married Too? were released subsequent to the year ended March 31, 2010, and, therefore, did not have any theatrical revenue contribution for fiscal 2010 but accounted for an aggregate of 12% of theatrical P&A for the fiscal year. Domestic theatrical P&A from the motion pictures segment in fiscal 2009 included P&A incurred on the release of titles such as Bangkok Dangerous, Disaster Movie, Madea Goes to Jail, My Best Friend’s Girl, My Bloody Valentine 3-D, New In Town, Punisher: War Zone, Saw V, The Family That Preys, The Haunting in Connecticut, The Spirit and Transporter 3, which individually represented between 5% and 9% of total theatrical P&A and, in the aggregate, accounted for 89% of the total theatrical P&A. In fiscal 2009, Bangkok Dangerous, Disaster Movie, My Best Friend’s Girl, New In Town, Punisher: War Zone and The Spirit individually represented between 6% and 9% of total theatrical P&A, and in the aggregate, accounted for 43% of total theatrical P&A, and each contributed less than 5% of total theatrical revenue, and, in the aggregate, contributed less than 18% of total theatrical revenue. Due to the anticipated increase in the number of theatrical releases in fiscal 2011, we expect theatrical distribution and marketing expenses to increase in fiscal 2011 as compared to fiscal 2010.

Home entertainment distribution and marketing costs on motion pictures and television production in fiscal 2010 of $211.4 million decreased $54.5 million, or 20.5%, compared to $265.9 million in fiscal 2009. The decrease in home entertainment distribution and marketing costs is mainly due to the decrease in revenue in fiscal 2010 as compared to fiscal 2009. Home entertainment distribution and marketing costs as a percentage of home entertainment revenues was 34.8% and 39.4% in fiscal 2010 and fiscal 2009, respectively. The decrease in distribution and marketing costs as a percentage of home entertainment revenues is mainly due to lower marketing expenses as a percentage of revenue incurred in the current fiscal year as compared to the prior fiscal year.

Lionsgate UK distribution and marketing expenses in the motion pictures segment in fiscal 2010 of $31.1 million decreased from $42.4 million in fiscal 2009, due to fewer theatrical releases in the current fiscal year as compared to the prior fiscal year.

Media Networks distribution and marketing expenses in fiscal 2010 were for the period from April 1, 2009 to May 27, 2009 and in fiscal 2009 were for the period from February 28, 2009 to March 31, 2009, and include transmission marketing and promotion expenses.

General and Administrative Expenses

The following table sets forth general and administrative expenses by segment for the fiscal year ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
General and Administrative Expenses
Motion Pictures	$47.3	$49.6	$(2.3)	(4.6)%
Television Production	9.7	13.1	(3.4)	(26.0)%
Media Networks	6.2	3.8	2.4	63.2%
Corporate, including stock based compensation	79.8	70.1	9.7	13.8%
Total General and Administrative Expenses	$143.0	$136.6	$6.4	4.7%

Less Media Networks General and Administrative Expenses	(6.2)	(3.8)	(2.4)	63.2%
Less Stock-Based Compensation Expense	(18.8)	(9.8)	(9.0)	91.8%
General and Administrative Expenses excluding Media Networks and Stock-Based Compensation Expense	$118.0	$123.0	$(5.0)	(4.1)%

Total general and administrative expenses as a percentage of revenue	9.6%	9.3%

General and administrative expenses excluding Media Networks and stock-based compensation expense, as a percentage of Motion Pictures and Television Production revenue	8.0%	8.4%

The following table sets forth stock-based compensation expense (benefit) included in our corporate segment for the years ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2010	2009	Amount	Percent
	(Amounts in millions)
Stock-Based Compensation Expense (Benefit):
Stock options	$3.2	$3.2	$—	0.0%
Restricted share units and other share-based compensation	14.4	10.1	4.3	42.6%
Stock appreciation rights	1.2	(3.5)	4.7	(134.3)%
	$18.8	$9.8	$9.0	91.8%

General and administrative expenses increased by $6.4 million, or 4.7%, mainly due to increases in stock-based compensation and legal and professional fees associated with a shareholder activist matter included in the corporate segment in the current period, and due to the general and administrative expenses of $6.2 million associated with the Media Networks segment, offset by decreases in our other reporting segments.

General and administrative expenses excluding the Media Networks segment and excluding stock-based compensation was $118.0 million in the current fiscal year compared to $123.0 million in the prior fiscal year, which represents a decrease of $5.0 million, or 4.1%.

General and administrative expenses of the motion pictures segment decreased $2.3 million, or 4.6%, mainly due to a decrease in other general overhead such as travel and entertainment expenses and facility expenses. In fiscal 2010, $7.9 million of motion pictures overhead was capitalized compared to $7.7 million in fiscal 2009.

General and administrative expenses of the television production segment decreased $3.4 million, or 26.0%, mainly due to decreases in professional and consulting fees associated with Tiger Gate, our Asian television channel joint venture, and to other general overhead decreases. In fiscal 2010, $5.0 million of television production overhead was capitalized compared to $5.8 million in fiscal 2009.

Media Networks general and administrative expenses in fiscal 2010 were for the period from April 1, 2009 to May 27, 2009 and in fiscal 2009 were for the period from February 28, 2009 to March 31, 2009,

General and administrative expenses of the corporate segment increased $9.7 million, or 13.8%, mainly due to $5.7 million of legal and professional fees associated with a shareholder activist matter and increases in stock-based compensation, partially offset by decreases in other professional fees, rent and facility expenses, and compensation expenses.

At March 31, 2010, as disclosed in Note 16 to the audited consolidated financial statements, there were unrecognized compensation costs of approximately $16.8 million related to stock options and restricted share units previously granted, including annual installments of share grants that were subject to performance targets, which will be expensed over the remaining vesting periods. At March 31, 2010, 894,554 shares of restricted share units have been awarded to four key executive officers, the vesting of which will be subject to performance targets to be set annually by the Compensation Committee of the Board of Directors of the Company. These restricted share units will vest in three, four, and five annual installments assuming annual performance targets have been met. The fair value of the 894,554 shares, whose future annual performance targets have not been set, was $5.6 million, based on the market price of the Company’s common shares as of March 31, 2010. The market value will be remeasured when the annual performance criteria are set and the value will be expensed over the remaining vesting periods once it becomes probable that the performance targets will be satisfied.

Depreciation, Amortization and Other Expenses (Income)

Depreciation and amortization of $12.5 million in fiscal 2010 increased $4.8 million, or 62.3%, from $7.7 million in fiscal 2009, primarily associated with $3.2 million of depreciation and amortization recorded in fiscal 2010 from the Media Networks segment prior to the deconsolidation of TV Guide Network on May 28, 2009.

Estimated amortization expense for each of the years ending March 31, 2011 through 2015 is approximately $1.0 million, $0.3 million, $0.1 million, nil, and nil, respectively.

Interest expense of $47.2 million in fiscal 2010 increased $12.9 million, or 37.6%, from $34.3 million in fiscal 2009. The following table sets forth the components of interest expense for the years ended March 31, 2010 and 2009:

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2010	2009
	(Amounts in millions)
Interest Expense
Cash Based:
Senior revolving credit facility	$5.8	$2.9
Senior subordinated debentures	9.1	10.6
Senior secured second priority notes	10.8	—
Other	1.8	1.6
	27.5	15.1
Non-Cash Based:
Amortization of discount on liability component of senior subordinated debentures	16.1	15.5
Amortization of discount on senior secured second priority notes	0.4	—
Amortization of deferred financing costs	3.2	3.7
	19.7	19.2
	$47.2	$34.3

Interest expense increased in fiscal 2010 due to additional interest expense related to the Senior Notes issued in fiscal 2010, and higher average outstanding balances under our senior revolving credit facility, as compared to the average outstanding balances of the prior year.

Interest and other income was $1.5 million in fiscal 2010, compared to $5.8 million in fiscal 2009. Interest and other income in fiscal 2010 was earned on the cash balance and restricted investments held during the fiscal year ended March 31, 2010.

Gain on extinguishment of debt was $5.7 million for fiscal 2010, resulting primarily from the April 2009 gain on the exchange of $66.6 million of the Company’s 3.625% convertible senior subordinated notes offset slightly by losses resulting from the December 2009 repurchase of $40.0 million of the October 2004 2.9375% Notes and $39.9 million of the February 2005 3.625% Notes. This compares to a gain on extinguishment of debt of $3.0 million in fiscal 2009, resulting from the December 2008 repurchase of $9.0 million of the Company’s 3.625% convertible senior subordinated notes.

The following table represents our portion of the income or (loss) of our equity method investees based on our percentage ownership for the years ended March 31, 2010 and 2009:

		Year	Year
		Ended	Ended
	Percentage	March 31,	March 31,
	Ownership	2010	2009
		(Amounts in millions)
Horror Entertainment, LLC (“FEARnet”)	33.33%	$(0.6)	$(5.3)
NextPoint, Inc. (“Break.com”)	42.00%	(0.8)	(2.6)
Roadside Attractions, LLC	43.00%	(0.1)	(0.1)
Studio 3 Partners, LLC (“EPIX”) (1)	31.15%	(26.6)	(1.0)
TV Guide Network (2)	51.00%	(0.1)	—
		$(28.2)	$(9.0)

(1)          Certain of our theatrical releases have been made available to EPIX for exhibition in the domestic pay television window, for which $38.6 million of revenue and $26.3 million of gross profit was recognized during the year ended March 31, 2010. Intercompany profits reflecting our pro rata share of the venture of $7.9 million for the year ended March 31, 2010 were eliminated and are reflected in equity interest losses of EPIX shown above. Also reflected in our share of losses incurred by EPIX shown above are losses of $18.7 million and $1.0 million for the years ended March 31, 2010 and 2009, respectively. EPIX launched operations during the current year and began amortization of its program costs and increased its marketing efforts, and as a result, EPIX expects to report losses of approximately $42.0 million for its quarter ended March 31, 2010, of which the Company’s pro rata share will be recorded in the quarter ended June 30, 2010.

(2)          The equity interest loss for TV Guide Network for the year ended March 31, 2010 includes $10.6 million, which represents our share of the TV Guide Network losses of $19.3 million for the year ended March 31, 2010, reduced by our share of income from the accretion of dividend and discount on TV Guide Network’s redeemable preferred stock units of $10.5 million.

Income Tax Expense

We had an income tax expense of $1.2 million, or (4.6%), of loss before income taxes in fiscal 2010, compared to an expense of $2.7 million, or (1.6%), of loss before income taxes in fiscal 2009. The tax expense reflected in the current period is primarily attributable to U.S. and Canadian income taxes and foreign withholding taxes. Our actual annual effective tax rate will differ from the statutory federal rate as a result of several factors, including changes in the valuation allowance against net deferred tax assets, non-temporary differences, foreign income taxed at different rates, and state and local income taxes. Income tax loss carryforwards, subject to certain limitations that may prevent us from fully utilizing them, amount to approximately $156.2 million for U.S. federal income tax purposes available to reduce income taxes over twenty years, $131.1 million for U.S. state income tax purposes available to reduce income taxes over future years with varying expirations, $27.3 million for Canadian income tax purposes available to reduce income taxes over 20 years with varying expirations, and $15.9 million for UK income tax purposes available indefinitely to reduce future income taxes.

Net Loss

Net loss for the fiscal year ended March 31, 2010 was $19.5 million, or basic and diluted net loss per common share of $0.17 on 117.5 million weighted average common shares outstanding. This compares to net loss for the fiscal year ended March 31, 2009 of $178.5 million, or basic and diluted net loss per common share of $1.53 on 116.8 million weighted average common shares outstanding.

Fiscal 2009 Compared to Fiscal 2008

The following table sets forth the components of consolidated revenue for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Consolidated Revenue
Motion Pictures	$1,233.9	$1,150.5	$83.4	7.2%
Television Production	222.2	210.5	11.7	5.6%
Media Networks	10.3	—	10.3	NM
	$1,466.4	$1,361.0	$105.4	7.7%

NM — Percentage not meaningful

Our largest component of revenue came from home entertainment. The following table sets forth total home entertainment revenue for both the Motion Pictures and Television Production reporting segments for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Home Entertainment Revenue
Motion Pictures	$640.7	$623.5	$17.2	2.8%
Television Production	34.9	21.6	13.3	61.6%
	$675.6	$645.1	$30.5	4.7%

Motion Pictures Revenue

The increase in motion pictures revenue in fiscal 2009 was mainly attributable to increases in television, theatrical, and home entertainment revenue, offset by decreases in international and, to a lesser extent, Mandate Pictures and Lionsgate UK revenue. The following table sets forth the components of revenue for the motion pictures reporting segment for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Motion Pictures
Theatrical	$223.3	$191.7	$31.6	16.5%
Home Entertainment	640.7	623.5	17.2	2.8%
Television	170.3	115.5	54.8	47.4%
International	81.6	94.1	(12.5)	(13.3)%
Lionsgate UK	60.7	64.6	(3.9)	(6.0)%
Mandate Pictures	45.5	52.3	(6.8)	(13.0)%
Other	11.8	8.8	3.0	34.1%
	$1,233.9	$1,150.5	$83.4	7.2%

Motion Pictures — Theatrical Revenue

The following table sets forth the titles contributing significant motion pictures theatrical revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009		2008
	Theatrical Release Date		Theatrical Release Date
The Haunting in Connecticut	March 2009	The Bank Job	March 2008
Madea Goes to Jail	February 2009	Meet the Browns	March 2008
My Bloody Valentine 3-D	January 2009	The Eye	February 2008
Transporter 3	November 2008	Rambo	January 2008
Saw V	October 2008	Why Did I Get Married? — Feature	October 2007
W.	October 2008	Saw IV	October 2007
The Family That Preys	September 2008	Good Luck Chuck	September 2007
The Forbidden Kingdom	April 2008	3:10 to Yuma	September 2007
		War	August 2007

The following table sets forth the amount and percentage of theatrical revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	Theatrical		Theatrical	Theatrical		Theatrical	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Theatrical Revenue
Theatrical revenue from significant titles listed above	$170.8		76%	$164.7		86%	$6.1	3.7%
Theatrical revenue from titles not listed above	52.5		24%	27.0		14%	25.5	94.4%
	$223.3		100%	$191.7		100%	$31.6	16.5%
Range of contribution of theatrical revenue of significant titles individually, as a percent of theatrical revenue	5	% to	19%	5	% to	16%

Theatrical revenue of $223.3 million increased $31.6 million, or 16.5%, in fiscal 2009 as compared to fiscal 2008 primarily due to the performance of the theatrical releases listed in the above table during fiscal 2009 as compared to the performance during fiscal 2008. The contribution of theatrical revenue from titles listed above increased $6.1 million in fiscal 2009 compared to fiscal 2008, and the contribution of theatrical revenue from the titles not listed in the table above increased $25.5 million in fiscal 2009 compared to fiscal 2008.

Motion Pictures — Home Entertainment Revenue

The following table sets forth the titles contributing significant motion pictures home entertainment revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009		2008
	DVD Release Date		DVD Release Date
Punisher: War Zone	March 2009	Why Did I Get Married? — Feature	February 2008
Transporter 3	March 2009	3:10 to Yuma	January 2008
Bangkok Dangerous	January 2009	Good Luck Chuck	January 2008
My Best Friend’s Girl	January 2009	Saw IV	January 2008
Saw V	January 2009	War	January 2008
The Family That Preys	January 2009	Bratz: The Movie	November 2007
The Forbidden Kingdom	September 2008	Delta Farce	September 2007
Meet the Browns	July 2008	The Condemned	September 2007
The Bank Job	July 2008	Daddy’s Little Girls	June 2007
The Eye	June 2008	Pride	June 2007
Witless Protection	June 2008	Happily N’Ever After	May 2007
Rambo	May 2008

The following table sets forth the amount and percentage of home entertainment revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	Home		Home	Home		Home
	Entertainment		Entertainment	Entertainment		Entertainment	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Home Entertainment Revenue
Home entertainment revenue from significant titles listed above	$290.4		45%	$300.8		48%	$(10.4)	(3.5)%
Home entertainment revenue from titles not listed above	350.3		55%	322.7		52%	27.6	8.6%
	$640.7		100%	$623.5		100%	$17.2	2.8%
Range of contribution of home entertainment revenue of significant titles individually, as a percent of home entertainment revenue	2	% to	7%	2	% to	9%

Home entertainment revenue of $640.7 million increased $17.2 million, or 2.8%, in fiscal 2009 as compared to fiscal 2008. The increase in home entertainment revenue in fiscal 2009 compared to fiscal 2008 is due to more theatrical releases in fiscal 2009 as compared to fiscal 2008. The contribution of home entertainment revenue from titles listed above decreased $10.4 million in fiscal 2009 compared to fiscal 2008, and the contribution of home entertainment revenue from the titles not listed above increased $27.6 million in fiscal 2009 compared to fiscal 2008.

Motion Pictures — Television Revenue

The following table sets forth the titles contributing significant motion pictures television revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009	2008
3:10 to Yuma	Crank
Forbidden Kingdom	Daddy’s Little Girls
Good Luck Chuck	Employee of the Month
Meet the Browns	Saw III
Rambo	The Descent
Saw IV
The Bank Job
The Eye
Why Did I Get Married? — Feature

The following table sets forth the amount and percentage of television revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	Television		Television	Television		Television	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Television Revenue
Television revenue from significant titles listed above	$107.6		63%	$50.7		44%	$56.9	112.2%
Television revenue from titles not listed above	62.7		37%	64.8		56%	(2.1)	(3.2)%
	$170.3		100%	$115.5		100%	$54.8	47.4%
Range of contribution of television revenue of significant titles individually, as a percent of television revenue	6	% to	8%	6	% to	12%

Television revenue included in motion pictures revenue of $170.3 million in fiscal 2009 increased $54.8 million, or 47.4%, compared to fiscal 2008. The contribution of television revenue from the titles listed above increased $56.9 million in fiscal 2009 compared to fiscal 2008, and the contribution of television revenue from the titles not listed above decreased $2.1 million in fiscal 2009 compared to fiscal 2008.

Motion Pictures — International Revenue

The following table sets forth the titles contributing significant motion pictures international revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009	2008
My Best Friend’s Girl	Good Luck Chuck
Punisher: War Zone	Saw III
Saw IV	Saw IV
Saw V	The Condemned
The Eye	War

The following table sets forth the amount and percentage of international revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	International		International	International		International	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
International Revenue
International revenue from significant titles listed above	$37.4		46%	$44.5		47%	$(7.1)	(16.0)%
International revenue from titles not listed above	44.2		54%	49.6		53%	(5.4)	(10.9)%
	$81.6		100%	$94.1		100%	$(12.5)	(13.3)%
Range of contribution of international revenue of significant titles individually, as a percent of international revenue	8	% to	11%	4	% to	19%

International revenue included in motion pictures revenue of $81.6 million decreased $12.5 million, or 13.3%, in fiscal 2009 as compared to fiscal 2008. The decrease in international revenue in fiscal 2009 compared to fiscal 2008 is due to the decrease in the contribution of international revenue from titles listed above and titles not listed above in fiscal 2009 as compared to fiscal 2008.

Motion Pictures — Lionsgate UK Revenue

The following table sets forth the titles contributing significant Lionsgate UK revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009	2008
My Bloody Valentine 3-D	3:10 to Yuma
Righteous Kill	Dirty Dancing
Saw IV	Good Luck Chuck
Saw V	Saw III
The Bank Job	Saw IV

The following table sets forth the amount and percentage of Lionsgate UK revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	Lionsgate UK		Lionsgate UK	Lionsgate UK		Lionsgate UK	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts in			(Amounts in			(Amounts in
	millions)			millions)			millions)
Lionsgate UK Revenue
Lionsgate UK revenue from significant titles listed above	$23.2		38%	$29.7		46%	$(6.5)	(21.9)%
Lionsgate UK revenue from titles not listed above	37.5		62%	34.9		54%	2.6	7.4%
	$60.7		100%	$64.6		100%	$(3.9)	(6.0)%
Range of contribution of Lionsgate UK revenue of significant titles individually, as a percent of Lionsgate UK revenue	5	% to	10%	6	% to	15%

Lionsgate UK revenue of $60.7 million decreased $3.9 million, or 6.0%, in fiscal 2009 as compared to fiscal 2008. The contribution of Lionsgate UK revenue from titles listed above decreased $6.5 million in the fiscal 2009 compared to fiscal 2008, and the contribution of Lionsgate UK revenue from the titles not listed in the table above increased $2.6 million in fiscal 2009 compared to fiscal 2008.

Motion Pictures — Mandate Pictures Revenue

The following table sets forth the titles contributing significant Mandate Pictures revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009	2008
30 Days of Night	30 Days of Night
Harold and Kumar Escape from	Harold and Kumar Escape from
Guantanamo Bay	Guantanamo Bay
Juno	Juno
Nick and Norah’s Infinite Playlist	Passengers
Passengers	The Boogeyman 2

The following table sets forth the amount and percentage of Mandate Pictures revenue generated by the titles listed above and the titles not listed above for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31,
	2009			2008
			Percent			Percent
	Amount of		of	Amount of		of
	Mandate		Mandate	Mandate		Mandate
	Pictures		Pictures	Pictures		Pictures	Increase (Decrease)
	Revenue		Revenue	Revenue		Revenue	Amount	Percent
	(Amounts			(Amounts			(Amounts in
	in			in			millions)
	millions)			millions)
Mandate Pictures Revenue
Mandate Pictures revenue from significant titles listed above	$35.3		78%	$46.7		89%	$(11.4)	(24.4)%
Mandate Pictures revenue from titles not listed above	10.2		22%	5.6		11%	4.6	82.1%
	$45.5		100%	$52.3		100%	$(6.8)	(13.0)%
Range of contribution of Mandate Pictures revenue of significant titles individually, as a percent of Mandate Pictures revenue	5	% to	30%	7	% to	30%

Mandate Pictures revenue included revenue from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors or international sub-distributors. In fiscal 2009, Mandate Pictures revenue amounted to $45.5 million, as compared to $52.3 million in fiscal 2008. The decrease in Mandate Pictures revenue in fiscal 2009 compared to fiscal 2008 was mainly due to lower contribution of Mandate Pictures revenue from titles listed above in fiscal 2009 as compared to fiscal 2008, partially offset by higher contribution of Mandate Pictures revenue from titles not listed above in fiscal 2009 as compared to fiscal 2008.

Television Production Revenue

The following table sets forth the components and the changes in the components of revenue that made up television production revenue for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Television Production
Domestic series licensing
Lionsgate Television	$79.2	$84.3	$(5.1)	(6.0)%
Debmar-Mercury	59.1	50.5	8.6	17.0%
Ish Entertainment	23.4	—	23.4	100.0%
Total domestic series licensing	161.7	134.8	26.9	20.0%
Domestic television movies and miniseries	—	16.1	(16.1)	(100.0)%
International	24.9	37.6	(12.7)	(33.8)%
Home entertainment releases of television production	34.9	21.6	13.3	61.6%
Other	0.7	0.4	0.3	75.0%
	$222.2	$210.5	$11.7	5.6%

Revenues included in domestic series licensing from Lionsgate Television of $79.2 million decreased by $5.1 million in fiscal 2009, compared to domestic series licensing revenue of $84.3 million in fiscal 2008, due to lower revenue generated per episode delivered in fiscal 2009 compared to fiscal 2008, partially offset by revenue generated by five more episodes of programming delivered in fiscal 2009 compared to fiscal 2008.

The following table sets forth the number of television episodes and hours delivered included in Lionsgate Television domestic series licensing revenue in the fiscal year ended March 31, 2009 and 2008:

		Year Ended March 31, 2009				Year Ended March 31, 2008
		Episodes	Hours			Episodes	Hours
Fear Itself	1hr	13	13.0	The Dead Zone Season 5	1hr	13	13.0
Mad Men Season 2	1hr	13	13.0	The Dresden Files	1hr	2	2.0
Crash Season 1	1hr	13	13.0	Mad Men Season 1	1hr	12	12.0
Scream Queens	1hr	8	8.0	Wildfire Season 4	1hr	13	13.0
Weeds Season 4	1/2hr	13	6.5	Weeds Season 3	1/2hr	15	7.5
Pilots	1/2hr	2	1.0	Pilots	1/2hr	2	1.0
		62	54.5			57	48.5

Although the number of episodes and hours delivered increased in fiscal 2009 compared to fiscal 2008 the revenue per episode was less in fiscal 2009 primarily due to lower per episode revenue on Fear Itself.

Revenues included in domestic series licensing from Debmar-Mercury increased $8.6 million to $59.1 million from $50.5 million in fiscal 2008, primarily due to increased revenue from the television series Family Feud, Meet the Browns and Trivial Pursuit.

Revenues included in domestic series licensing from the Company’s reality television collaboration with Ish, of $23.4 million resulted from the production of the domestic series Paris Hilton’s My New BFF, 50 Cent: The Money and the Power, and T.I.’s Road to Redemption.

Domestic television movies and miniseries revenue decreased by $16.1 million in fiscal 2009, primarily because there were no deliveries in fiscal 2009, as compared to the delivery of eight episodes of the miniseries The Kill Point in fiscal 2008.

International revenue of $24.9 million decreased by $12.7 million in fiscal 2009, compared to international revenue of $37.6 million in fiscal 2008. International revenue in fiscal 2009 included revenue from Mad Men Season 1 and Season 2, Paris Hilton’s British Best Friend, Weeds Season 3, Wildfire Season 4, and The Kill Point, and international revenue in fiscal 2008 included revenue from Hidden Palms, Mad Men Season 1, The Dresden Files, The Dead Zone Season 1 and Season 5, The Kill Point, and Weeds Season 2 and Season 3.

The increase in revenue from home entertainment releases of television production was primarily driven by DVD/Blu-ray revenue from Weeds Season 3 and Mad Men Season 1.

Media Networks Revenue

Media Networks revenue for the year ended March 31, 2008 are nil, as the acquisition of TV Guide Network occurred on February 28, 2009. Media Networks revenue for the period beginning February 28, 2009 and ending March 31, 2009 was $10.3 million.

Direct Operating Expenses

The following table sets forth direct operating expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31, 2009				Year Ended March 31, 2008
	Motion Pictures	Television Production	Media Networks	Total	Motion Pictures	Television Production	Total
	(Amounts in millions)

Direct operating expenses
Amortization of films and television programs	$329.2	$125.7	$3.8	$458.7	$255.6	$147.8	$403.4
Participation and residual expense	279.0	49.3	—	328.3	212.7	44.3	257.0
Other expenses	5.1	1.8	(0.1)	6.8	0.5	0.1	0.6
	$613.3	$176.8	$3.7	$793.8	$468.8	$192.2	$661.0
Direct operating expenses as a percentage of segment revenues	49.7%	79.6%	35.9%	54.1%	40.7%	91.3%	48.6%

Direct operating expenses of the motion pictures segment of $613.3 million for fiscal 2009 were 49.7% of motion pictures revenue, compared to $468.8 million, or 40.7%, of motion pictures revenue for fiscal 2008. The increase in direct operating expense of the motion pictures segment in fiscal 2009 as a percent of revenue was due to the lower performance of the titles from the fiscal 2008 and 2009 theatrical releases in fiscal 2009, as compared to fiscal 2008, and a charge for a home entertainment library distribution contract of family entertainment titles. Investment in film write-downs of the motion picture segment totaled approximately $37.3 million for fiscal 2009, compared to $23.7 million for 2008. In addition, in fiscal 2009 we recorded a charge of $36.1 million for a participation reserve in connection with a home entertainment library distribution contract of family entertainment titles entered into in fiscal 2009 due to the actual and expected future underperformance of the titles in this library. The fiscal 2009 write-downs included write-downs on six titles over $1.0 million which aggregated $26.9 million of the total charges due to the lower than anticipated performance of six titles that have not yet been released and $5.1 million of write-downs of film libraries acquired due to the underperformance of those libraries. The fiscal 2008 write-downs included write-downs on seven titles over $1.0 million which aggregated $18.5 million. Approximately $4.8 million of the fiscal 2008 write-downs related to underperformance on released titles and approximately $13.7 million of the write-downs related to titles that had not yet been released due to a change in expected performance and release plans based on the review of the film and the test market results. Other expenses consists of the provision for doubtful accounts and foreign exchange gains and losses. The provision for doubtful accounts increased from $0.9 million in fiscal 2008 to $3.9 million in fiscal 2009 primarily due to collection issues associated with certain domestic and foreign television networks and distributors and, to a lesser extent, certain home entertainment retailers. Foreign exchange gains and losses included a gain of $0.3 million in fiscal 2008 and a loss of $3.0 million in fiscal 2009 due to changes in exchange rates.

Direct operating expenses of the television production segment of $176.8 million for fiscal 2009 were 79.6% of television revenue, compared to $192.2 million, or 91.3% of television revenue for fiscal 2008. The decrease in direct operating expense and the decrease in the percent of revenue of direct operating expense of the television production segment in fiscal 2009 are due to a greater portion of revenue attributed to more successful shows, such as Weeds, House of Payne and Mad Men. In fiscal 2009, $9.1 million of charges for costs incurred in excess of contracted revenues for episodic television series or write-downs of television film costs were included in the amortization of television programs, compared to $6.8 million in fiscal 2008. The fiscal 2009 write-downs included write-downs on four titles over $1.0 million which aggregated $7.7 million. The fiscal 2008 write-downs included write-downs on three titles over $1.0 million which aggregated $5.3 million.

Direct operating expenses of the media networks segment of $3.7 million for fiscal 2009 consists primarily of programming expenses associated with the production of such programs as Idol Tonight and Hollywood 411.

Distribution and Marketing Expenses

The following table sets forth distribution and marketing expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year Ended March 31, 2009				Year Ended March 31, 2008
	Motion Pictures	Television Production	Media Networks	Total	Motion Pictures	Television Production	Total
	(Amounts in millions)
Distribution and marketing expenses
Theatrical	$330.5	$—	$—	$330.5	$326.3	$—	$326.3
Home Entertainment	255.4	10.5	—	265.9	238.7	7.4	246.1
Television	5.0	10.4	—	15.4	3.2	4.5	7.7
International	6.3	3.8	—	10.1	8.3	3.5	11.8
Lionsgate UK	42.4	0.5	—	42.9	41.2	1.2	42.4
Media Networks	—	—	1.9	1.9	—	—	—
Other	2.1	0.8	—	2.9	1.3	0.1	1.4
	$641.7	$26.0	$1.9	$669.6	$619.0	$16.7	$635.7

The majority of distribution and marketing expenses related to the motion pictures segment. Theatrical P&A in the motion pictures segment in fiscal 2009 of $330.5 million increased $4.2 million, or 1.3%, compared to $326.3 million in fiscal 2008. Domestic theatrical P&A from the motion pictures segment in fiscal 2009 included P&A incurred on the release of Bangkok Dangerous, Disaster Movie, Madea Goes To Jail, My Best Friend’s Girl, My Bloody Valentine 3-D, New In Town, Punisher: War Zone, Saw V, The Family That Preys, The Haunting in Connecticut, The Spirit, and Transporter 3, which individually represented between 5% and 9% of total theatrical P&A and, in the aggregate, accounted for 89% of the total theatrical P&A. Bangkok Dangerous, Disaster Movie, My Best Friend’s Girl, New In Town, Punisher: War Zone and The Spirit individually represented between 6% and 9% of total theatrical P&A, and in the aggregate, accounted for 43% of total theatrical P&A, and each contributed less than 5% of total theatrical revenue, and in the aggregate, contributed less than 18% of total theatrical revenue. Domestic theatrical P&A from the motion pictures segment in fiscal 2008 included P&A incurred on the release of titles such as 3:10 to Yuma, Bratz: The Movie, Bug, Hostel 2, Good Luck Chuck, Meet the Browns, Rambo, The Eye, Saw IV, War and Why Did I Get Married?, which individually represented between 5% and 13% of total theatrical P&A and, in the aggregate, accounted for 80% of the total theatrical P&A. In fiscal 2008, Bug, Hostel 2, and Bratz: The Movie, individually represented between 5% and 7% of total theatrical P&A and, in the aggregate, accounted for 18% of total theatrical P&A, and individually contributed less than 5% of total theatrical revenue, and, in the aggregate, contributed less than 10% of total theatrical revenue.

Home entertainment distribution and marketing costs on motion pictures and television product in fiscal 2009 of $265.9 million increased $19.8 million, or 8.0%, compared to $246.1 million in fiscal 2008. The increase in home entertainment distribution and marketing costs is mainly due to the increase in revenue in fiscal 2009 as compared to fiscal 2008. Home entertainment distribution and marketing costs as a percentage of home entertainment revenues was 39.4% and 38.1% in fiscal 2009 and fiscal 2008, respectively.

Media Networks includes transmission and marketing and promotion expenses.

General and Administrative Expenses

The following table sets forth general and administrative expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
General and Administrative Expenses
Motion Pictures	$49.6	$43.0	$6.6	15.3%
Television Production	13.1	6.7	6.4	95.5%
Media Networks	3.8	—	3.8	100.0%
Corporate, including stock based compensation	70.1	69.4	0.7	1.0%
Total General and Administrative Expenses	$136.6	$119.1	$17.5	14.7%

Less Media Networks General and Administrative Expenses	(3.8)	—	(3.8)	100.0%
Less Stock-Based Compensation Expense	(9.8)	(12.1)	2.3	(19.0)%
General and Administrative Expenses excluding Media Networks and Stock-Based Compensation Expense	$123.0	$107.0	$16.0	15.0%

Total general and administrative expenses as a percentage of revenue	9.3%	8.8%

General and administrative expenses excluding Media Networks and stock-based compensation expense, as a percentage of Motion Pictures and Television Production revenue	8.4%	7.9%

The following table sets forth stock-based compensation expense (benefit) for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Stock-Based Compensation Expense (Benefit):
Stock options	$3.2	$3.4	$(0.2)	(5.9)%
Restricted share units and other share-based compensation	10.1	10.4	(0.3)	(2.9)%
Stock appreciation rights	(3.5)	(1.7)	(1.8)	105.9%
	$9.8	$12.1	$(2.3)	(19.0)%

General and administrative expenses increased by $17.5 million or 14.7% mainly due to the general and administrative expenses associated with the Motion Pictures and Television Production segments. General and administrative expenses of the Media Networks segment are primarily related to salaries and related expenses.

General and administrative expenses excluding the Media Networks segment and excluding stock-based compensation was $123.0 million in fiscal 2009 compared to $107.0 million in the prior year period, which represents an increase of $16.0 million or 15.0%.

General and administrative expenses of the motion pictures segment increased $6.6 million, or 15.3%, mainly due to increases in general and administrative expenses associated with our recent acquisitions, increases in salaries and related expenses, including an increase of approximately $0.3 million in severance pay associated with certain workforce reductions, and increases in other overhead costs primarily related to rents and facility expenses, offset by capitalized film production costs that are directly attributable to motion picture productions. In fiscal 2009, $7.7 million of motion pictures overhead was capitalized compared to $3.4 million in fiscal 2008.

General and administrative expenses of the television production segment increased $6.4 million, or 95.5%, mainly due to general and administrative expense increases associated with Debmar-Mercury of $1.6 million primarily related to increases in salaries and related expenses, additional costs associated with Tiger Gate of $3.5 million, including approximately $1.1 million in severance pay as a result of reduced investment in this area, and an increase in other general overhead costs of approximately $1.3 million primarily related to salaries and related expenses and rents and facility expenses. In fiscal 2009, $5.8 million of television production overhead was capitalized compared to $3.9 million in fiscal 2008.

General and administrative expenses of the corporate segment increased $0.7 million or 1.0% mainly due to increases in rents and facility costs and other general overhead expenses of $3.2 million, an increase of $0.2 million of professional fees offset by a decrease in stock-based compensation of approximately $2.3 million and a net decrease in salaries and related expenses of approximately $0.4 million. The decrease in salaries and related expenses was approximately $1.8 million offset by an increase of approximately $1.4 million in severance pay associated with certain workforce reductions. The increase in professional fees is due to an increase in transactional related professional fees partially offset by a decrease in IT related consulting fees resulting in a net increase of approximately $0.2 million.

At March 31, 2009, there were unrecognized compensation costs of approximately $19.6 million related to stock options and restricted share units previously granted, including the first annual installment of share grants that were subject to performance targets, which will be expensed over the remaining vesting periods. At March 31, 2009, 1,056,548 shares of restricted share units have been awarded to four key executive officers, the vesting of which will be subject to performance targets to be set annually by the Compensation Committee of the Board of Directors of the Company. These restricted share units will vest in three, four, and five annual installments assuming annual performance targets have been met. The fair value of the 1,056,548 shares whose future annual performance targets have not been set was $5.3 million, based on the market price of our common shares as of March 31, 2009. The market value will be remeasured when the annual performance criteria are set and the value will be expensed over the remaining vesting periods once it becomes probable that the performance targets will be satisfied.

During the quarter ended March 31, 2009, it was determined that the four key executive officers’ share grants subject to fiscal 2009 performance targets would not meet their performance criteria. Accordingly, compensation costs of $1.7 million previously recognized in connection with these performance awards were reversed in the year ended March 31, 2009.

Depreciation, Amortization and Other Expenses (Income)

Depreciation and amortization of $7.7 million in fiscal 2009 increased $2.2 million, or 40.0%, from $5.5 million in fiscal 2008. The increase is primarily due to intangible assets acquired in connection with the purchase of TV Guide Network.

Interest expense of $34.3 million in fiscal 2009 increased $4.4 million, or 14.7%, from $29.9 million in fiscal 2008. The following table sets forth the components of interest expense for the years ended March 31, 2009 and 2008:

	Year Ended March 31, 2009	Year Ended March 31, 2008
	(Amounts in millions)
Interest Expense
Cash Based:
Senior revolving credit facility	$2.9	$1.5
Senior subordinated debentures	10.6	10.8
Other	1.6	0.6
	15.1	12.9

Non-Cash Based:
Amortization of discount on liability component of senior subordinated debentures	15.5	14.1
Amortization of deferred financing costs	3.7	2.9
	19.2	17.0
	$34.3	$29.9

Interest and other income was $5.8 million for the fiscal year ended March 31, 2009, compared to $11.3 million for the fiscal year ended March 31, 2008. Interest and other income in fiscal 2009 was earned on the cash balance and restricted investments held during the fiscal year ended March 31, 2009.

Gain on sale of equity securities was nil for fiscal 2009, compared to $2.9 million in fiscal 2008, primarily from the sale of shares in Magna Pacific (Holdings) Limited, an Australian film distributor.

Gain on the extinguishment of debt was $3.0 million for fiscal 2009, resulting from the December 2008 repurchase of $9.0 million of the February 2005 3.625% Notes, compared to nil in fiscal 2008.

The following table represents our portion of the loss of our equity method investees based on our percentage ownership for the years ended March 31, 2009 and 2008:

	Percentage Ownership	Year Ended March 31, 2009	Year Ended March 31, 2008
	(Amounts in millions)
Maple Pictures Corp.	10.00%	$—	$(0.1)
Horror Entertainment, LLC (“FEARnet”)	33.33%	(5.3)	(5.4)
NextPoint, Inc. (“Break.com”)	42.00%	(2.6)	(1.0)
Roadside Attractions, LLC	43.00%	(0.1)	(0.9)
Studio 3 Partners, LLC (“EPIX”)	28.57%	(1.0)	—
		$(9.0)	$(7.4)

Income Tax Expense

We had an income tax expense of $2.7 million, or (1.6%) of loss before income taxes in fiscal 2009, compared to an expense of $4.0 million, or (4.8%), of loss before income taxes in fiscal 2008. The tax expense reflected in fiscal 2009 was primarily attributable to U.S. and Canadian income taxes and foreign withholding taxes. Our actual annual effective tax rate will differ from the statutory federal rate as a result of several factors, including changes in the valuation allowance against net deferred tax assets, non-temporary differences, foreign income taxed at different rates, and state and local income taxes. Income tax loss carryforwards, subject to certain limitations that may prevent us from fully utilizing them, amount to approximately $133.2 million for U.S. federal income tax purposes available to reduce income taxes over twenty years, $147.3 million for U.S. state income tax purposes available to reduce income taxes over future years with varying expirations, $18.9 million for Canadian income tax purposes available to reduce income taxes over 20 years with varying expirations, and $20.9 million for UK income tax purposes available indefinitely to reduce future income taxes.

Net Loss

Net loss for the fiscal year ended March 31, 2009 was $178.5 million, or basic and diluted net loss per share of $1.53, on 116.8 million weighted average common shares outstanding. This compared to net loss for the fiscal year ended March 31, 2008 of $87.4 million, or basic and diluted net loss per share of $0.74, on 118.4 million weighted average common shares outstanding.

Liquidity and Capital Resources

Our liquidity and capital resources are provided principally through cash generated from operations, issuance of subordinated notes, and our senior revolving credit facility.

10.25% Senior Secured Second-Priority Notes. On October 21, 2009, LGEI issued $236.0 million aggregate principal amount of the Senior Notes in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act. The Senior Notes were issued by LGEI at an initial price of 95.222% (original issue discount — 4.778%) of the principal amount. The net proceeds, after deducting discounts, the fees paid to the initial purchaser, and all transaction costs (including legal, accounting and other professional fees) from the sale of the Senior Notes was approximately $214.7 million, which was used by LGEI to repay a portion of its outstanding debt under our senior revolving credit facility.

Interest: The interest on the Senior Notes is payable semi-annually on May 1 and November 1 of each year at a rate of 10.25% per year.

Maturity Date: The Senior Notes mature on November 1, 2016.

Certain Terms: The Senior Notes are guaranteed on a senior secured basis by us and certain of our and LGEI’s wholly-owned subsidiaries. The Senior Notes are ranked junior in right of payment to the Company’s senior revolving credit facility, ranked equally in right of payment to the Company’s subordinated notes, and ranked senior to any of the Company’s unsecured debt, to the extent of the value of the respective collateral. The Senior Notes contain certain restrictions and covenants that, subject to certain exceptions, limit our ability to incur additional indebtedness, pay dividends or repurchase our common shares, make certain loans or investments, and sell or otherwise dispose of certain assets subject to certain conditions, among other limitations.

Film Credit Facility. On October 6, 2009, we entered into the Film Credit Facility, as amended effective December 31, 2009, which provides for borrowings for the acquisition or production of motion pictures. Currently, the Film Credit Facility provides for total borrowings up to $120 million and can be increased to $200 million if additional lenders or financial institutions become a party to and provide a commitment under the facility. The Film Credit Facility has a maturity date of April 6, 2013 and as of March 31, 2010, bore interest of 3.25% over the “LIBO” rate (as defined in the credit agreement — effective interest rate of 3.50% as of March 31, 2010). We are required to pay a quarterly commitment fee of 0.75% per annum on the unused commitment under the Film Credit Facility. Borrowings under the Film Credit Facility are due the earlier of (a) nine months after delivery of each motion picture or (b) April 6, 2013. Borrowings under the Film Credit Facility are subject to a borrowing base calculation and are secured by interests in the related motion pictures, together with certain other receivables from other motion picture and television productions pledged by us including a minimum pledge of such receivables of $25 million. Receivables pledged to the Film Credit Facility must be excluded from the borrowing base calculation under our senior revolving credit facility. At March 31, 2010, the Company had borrowings of $35.7 million and $84.3 million available under the Film Credit Facility.

Senior Revolving Credit Facility. At March 31, 2010, we had borrowings of $17.0 million (March 31, 2009 — $255 million) under our senior revolving credit facility. The availability of funds under our senior revolving credit facility is limited by a borrowing base and also reduced by outstanding letters of credit which amounted to $25.6 million at March 31, 2010 (March 31, 2009 — $46.7 million). At March 31, 2010, there was $297.4 million available under the senior revolving credit facility (March 31, 2009 — $38.3 million). We are required to pay a quarterly commitment fee based upon 0.375% per annum on the total senior revolving credit facility of $340 million less the amount drawn. The senior revolving credit facility expires July 25, 2013, and as of March 31, 2010, bore interest of 2.5% over the “Adjusted LIBOR” rate (effective interest rate of 2.75% as of March 31, 2010 and March 31, 2009). Obligations under the senior revolving credit facility are secured by collateral (as defined in the credit agreement) granted by us and certain of our subsidiaries, as well as a pledge of equity interests in certain of our subsidiaries. The senior revolving credit facility contains a number of affirmative and negative covenants that, among other things, require us to satisfy certain financial covenants and restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of our business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Under the senior revolving credit facility, we may also be subject to an event of default upon a change in control (as defined in the senior revolving credit facility) which, among other things, includes a person or group acquiring ownership or control in excess of 20% of our common stock.

October 2004 2.9375% Notes. In October 2004, LGEI sold $150.0 million of the October 2004 2.9375% Notes.

Outstanding Amount: As of March 31, 2010, $110.0 million of aggregate principal amount (carrying value — $99.5 million) of the October 2004 2.9375% Notes remain outstanding.

Interest: Interest on the October 2004 2.9375% Notes is payable semi-annually on April 15 and October 15.

Maturity Date: The October 2004 2.9375% Notes mature on October 15, 2024.

Redeemable by Company: From October 15, 2009 to October 14, 2010, LGEI may redeem the October 2004 2.9375% Notes at 100.839%; from October 15, 2010 to October 14, 2011, LGEI may redeem the October 2004 2.9375% Notes at 100.420%; and thereafter, LGEI may redeem the October 2004 2.9375% Notes at 100%.

Redeemable by Holder: The holder may require LGEI to repurchase the October 2004 2.9375% Notes on October 15, 2011, 2014 and 2019 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase.

Conversion Features: The holder may convert the October 2004 2.9375% Notes into our common shares prior to maturity only if the price of our common shares issuable upon conversion of a note reaches or falls below a certain specific threshold over a specified period, the notes have been called for redemption, a change in control occurs or certain other corporate transactions occur. Before the close of business on or prior to the trading day immediately before the maturity date, the holder may convert the notes into our common shares at a conversion rate equal to 86.9565 shares per $1,000 principal amount of the October 2004 2.9375% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $11.50 per share. Upon conversion of the October 2004 2.9375% Notes, we have the option to deliver, in lieu of common shares, cash or a combination of cash and our common shares.

Make Whole Premium: Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of our notes or the holder converts the notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of our common shares on the effective date of the change in control. No make whole premium will be paid if the price of our common shares at such time is less than $8.79 per share or exceeds $50.00 per share.

February 2005 3.625% Notes. In February 2005, LGEI sold $175.0 million of the February 2005 3.625% Notes.

Outstanding Amount: As of March 31, 2010, $59.5 million of aggregate principal amount (carrying value — $52.7 million) of the February 2005 3.625% Notes remain outstanding.

Interest: Interest on the February 2005 3.625% Notes is payable at 3.625% per annum semi-annually on March 15 and September 15 until March 15, 2012 and at 3.125% per annum thereafter until maturity.

Maturity Date: The February 2005 3.625% Notes mature on March 15, 2025.

Redeemable by Company: LGEI may redeem all or a portion of the February 2005 3.625% Notes at our option on or after March 15, 2012 at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption.

Redeemable by Holder: The holder may require LGEI to repurchase the February 2005 3.625% Notes on March 15, 2012, 2015 and 2020 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase.

Conversion Features: The February 2005 3.625% Notes are convertible, at the option of the holder, at any time before the maturity date, if the notes have not been previously redeemed or repurchased, at a conversion rate equal to 70.0133 shares per $1,000 principal amount of the February 2005 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $14.28 per share. Upon conversion of the February 2005 3.625% Notes, we have the option to deliver, in lieu of common shares, cash or a combination of cash and our common shares.

Make Whole Premium: Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of our notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of our common shares on the effective date of the change in control. No make whole premium will be paid if the price of our common shares at such time is less than $10.35 per share or exceeds $75.00 per share.

April 2009 3.625% Notes. In April 2009, LGEI issued approximately $66.6 million of the April 2009 3.625% Notes.

Outstanding Amount: As of March 31, 2010, $66.6 million of aggregate principal amount (carrying value — $36.2 million) of the April 2009 3.625% Notes remain outstanding.

Interest: Interest on the April 2009 3.625% Notes is payable at 3.625% per annum semi-annually on March 15 and September 15 of each year.

Maturity Date: The April 2009 3.625% Notes will mature on March 15, 2025.

Redeemable by Company: On or after March 15, 2015, LGEI may redeem the April 2009 3.625% Notes, in whole or in part, at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be redeemed, plus accrued and unpaid interest through the date of redemption.

Redeemable by Holder: The holder may require LGEI to repurchase the April 2009 3.625% Notes on March 15, 2015, 2018 and 2023 or upon a “designated event,” at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be repurchased plus accrued and unpaid interest.

Conversion Features: The April 2009 3.625% Notes may be converted into our common shares at any time before maturity, redemption or repurchase. The initial conversion rate of the April 2009 3.625% Notes is 121.2121 common shares per $1,000 principal amount of the April 2009 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $8.25 per share. Upon conversion of the April 2009 3.625% Notes, we have the option to deliver, in lieu of common shares, cash or a combination of cash and common shares of the Company.

Make Whole Premium: Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of our common shares on the effective date of the change in control. No make whole premium will be paid if the price of our common shares at such time is less than $5.36 per share or exceeds $50.00 per share.

Theatrical Slate Participation. On May 29, 2009, we terminated our theatrical slate participation arrangement with Pride Pictures, LLC (“Pride”), an unrelated entity. The arrangement was evidenced by, among other documents, that certain Master Covered Picture Purchase Agreement (the “Master Picture Purchase Agreement”) between us and LG Film Finance I, LLC (“FilmCo”) and that certain Limited Liability Company Agreement (the “FilmCo Operating Agreement”) for FilmCo by and between LGEI and Pride, each dated as of May 25, 2007 and amended on January 30, 2008. Under the arrangement, Pride contributed, in general, 50% of our production, acquisition, marketing and distribution costs of theatrical feature films and participated in a pro rata portion of the pictures’ net profits or losses similar to a co-production arrangement based on the portion of costs funded. Amounts provided from Pride were reflected as a participation liability. In late 2008, the administrative agent for the senior lenders under Pride’s senior credit facility took the position, among others, that the senior lenders did not have an obligation to continue to fund under the senior credit facility because the conditions precedent to funding set forth in the senior credit facility could not be satisfied. We were not a party to the credit facility. Consequently, Pride did not purchase the pictures The Spirit, My Bloody Valentine 3-D and Madea Goes To Jail. Thereafter, on April 20, 2009, after failed attempts by us to facilitate a resolution, we gave FilmCo and Pride notice that FilmCo, through Pride’s failure to make certain capital contributions, was in default of the Master Picture Purchase Agreement. On May 5, 2009, the representative for the Pride equity and the Pride mezzanine investor responded that the required amount was fully funded and that it had no further obligations to make any additional capital contributions. Consequently, on May 29, 2009, we gave notice of termination of the Master Picture Purchase Agreement. Since May 29, 2009, there have been no developments with respect to the arrangement. Although we will no longer receive financing as provided from the participation of Pride in our films, we do not believe this will have a material adverse effect to our business.

Société Générale de Financement du Québec. On July 30, 2007, the Company entered into a four-year filmed entertainment slate participation agreement with Société Générale de Financement du Québec (“SGF”), the Québec provincial government’s investment arm. SGF will provide up to 35% of production costs of television and feature film productions produced in Québec for a four-year period for an aggregate participation of up to $140.0 million, and we will advance all amounts necessary to fund the remaining budgeted costs. The maximum aggregate of budgeted costs over the four-year period will be $400.0 million, including our portion, but no more than $100.0 million per year. In connection with this agreement, we and SGF will proportionally share in the proceeds derived from the productions after we deduct a distribution fee, recoup all distribution expenses and releasing costs, and pay all applicable third party participations and residuals. Under the terms of the arrangement, $35.0 million is available through July 30, 2010 and $35.0 million is available during the twelve-month period ended July 30, 2011 to be provided by SGF. As of March 31, 2010, $5.5 million was received under the agreement reducing the July 30, 2010 availability to $29.5 million.

Filmed Entertainment Backlog. Backlog represents the amount of future revenue not yet recorded from contracts for the licensing of films and television product for television exhibition and in international markets. Backlog at March 31, 2010 and 2009 is $448.9 million and $499.5 million, respectively.

Cash Flows Provided by/Used in Operating Activities. Cash flows used in operating activities for the year ended March 31, 2010 were $135.0 million, compared to cash flows used in operating activities for the year ended March 31, 2009 of $101.9 million, and cash flows provided by operating activities for the year ended March 31, 2008 of $89.2 million. The increase in cash used in operating activities in fiscal 2010 as compared to fiscal 2009 was primarily due to increases in accounts receivable, decreases in cash provided by changes in accounts payable and accrued liabilities, participations and residuals, film obligations, and deferred revenue, offset by decreases in investment in films and television programs, a lower net loss generated in the year ended March 31, 2010, and a higher amortization of films and television programs. The increase in cash used in operating activities in fiscal 2009 as compared to fiscal 2008 was primarily due to increases in investment in films and television programs, decreases in cash provided by changes in accounts payable and accrued liabilities, participations and residuals, and a higher net loss generated in the year ended March 31, 2009, offset by decreases in accounts receivable, increases in film obligations, and a higher amortization of films and television programs.

Cash Flows Provided by/Used in Investing Activities. Cash flows used in investing activities of $43.9 million for the year ended March 31, 2010 consisted of $3.7 million for purchases of property and equipment, $47.1 million for the investment in equity method investees, offset by $8.3 million of repayments on loans made to a third party producer. Cash flows used in investing activities of $298.6 million for the year ended March 31, 2009 consisted of $243.2 million for the acquisition of TV Guide Network, $8.7 million for purchases of property and equipment, $18.0 million for the investment in equity method investees and $25.0 million for increases in loans made to a third party producer and $3.8 million for an increase in loans made to Break.com. Cash flows provided by investing activities of $201.3 million for the year ended March 31, 2008 consisted of net proceeds from the sale of $237.4 million of auction rate securities and $19.3 million in net proceeds from the sale of equity securities, offset by $3.6 million for purchases of property and equipment, $6.5 million for the investment in equity method investees, $3.0 million for a note receivable from Break.com and $41.2 million for the acquisition of Mandate Pictures, net of unrestricted cash.

Cash Flows Provided by Financing Activities. Cash flows provided by financing activities of $108.5 million for the year ended March 31, 2010 resulted from receipt of net proceeds of $214.7 million from the sale of senior secured second-priority notes, borrowings of $302.0 million under the senior revolving credit facility, increased production loans of $238.3 million and proceeds of $109.8 million from the issuance of mandatorily redeemable preferred stock units and common stock units related to the sale of our 49% interest in TV Guide Network, net of unrestricted cash deconsolidated, offset by $540.0 million repayment on the senior revolving credit facility, $139.0 million repayment of production loans, $75.2 million repayment on the repurchase of subordinated notes, $2.0 million paid for tax withholding requirements associated with our equity awards, and $0.1 million repayment of other financing obligations. Cash flows provided by financing activities of $171.6 million for the year ended March 31, 2009 resulted from borrowings of $255.0 million under the senior revolving credit facility, increased production loans of $189.9 million and the exercise of stock options of $2.9 million, offset by $222.0 million repayment of production loans, $45.0 million paid for the repurchase of our common shares, $3.7 million paid for tax withholding requirements associated with our equity awards, and $5.4 million repayment on the repurchase of subordinated notes. Cash flows provided by financing activities of $28.4 million in the year ended March 31, 2008 resulted from increased production loans and financing arrangements of $166.1 million and the exercise of stock options of $1.3 million, offset by $97.1 million repayment of production loans, repayment of $14.3 million of debt assumed from the Mandate Pictures acquisition, $22.3 million paid for the repurchase of our common shares and $5.3 million paid for tax withholding requirements associated with our equity awards.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. We believe that cash flow from operations, cash on hand, senior revolving credit facility availability, tax-efficient financing and available production financing will be adequate to meet known operational cash requirements for the foreseeable future, including the funding of future film and television production, film rights acquisitions, theatrical and video release schedules, and future equity method investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Our current financing strategy is to fund operations and to leverage investment in films and television programs through our cash flow from operations, our senior revolving credit facility, single-purpose production financing, film credit facility, government incentive programs, film funds, and distribution commitments. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing.

Future commitments under contractual obligations as of March 31, 2010 are as follows:

	Year Ended March 31,
	2011	2012	2013	2014	2015	Thereafter	Total
	(Amounts in thousands)

Future annual repayment of debt and other financing obligations recorded as of March 31, 2010
Senior revolving credit facility	$—	$—	$—	$17,000	$—	$—	$17,000
Production loans(1)
Individual production loans	156,069	38,952	—	15,000	—	—	210,021
Pennsylvania Regional Center production loans	—	—	—	65,746	—	—	65,746
Film Credit Facility	30,764	4,971	—	—	—	—	35,735
Subordinated notes and other financing obligations (2)
October 2004 2.9375% Notes	—	110,035	—	—	—	—	110,035
February 2005 3.625% Notes	—	59,479	—	—	—	—	59,479
April 2009 3.625% Notes	—	—	—	—	66,581	—	66,581
Other financing obligations	—	—	3,718	—	—	—	3,718
Senior secured second priority notes (3)	—	—	—	—	—	236,000	236,000
	$186,833	$213,437	$3,718	$97,746	$66,581	$236,000	$804,315
Contractual commitments by expected repayment date
Film obligations(1)	$40,267	$—	$—	$—	$—	$—	$40,267
Distribution and marketing commitments (4)	85,702	—	22,000	—	—	—	107,702
Minimum guarantee commitments (5)	155,053	11,890	1,396	—	—	—	168,339
Production loan commitments (5)	14,604	2,230	—	—	—	—	16,834
Cash interest payments on subordinated notes and other financing obligations	8,098	8,098	2,440	2,414	2,414	—	23,464
Cash interest payments on senior secured second priority notes	24,862	24,190	24,190	24,190	24,190	48,380	170,002
Operating lease commitments	8,862	8,113	8,580	8,679	8,090	3,269	45,593
Other contractual obligations	21,140	704	—	—	—	—	21,844
Employment and consulting contracts	34,551	18,284	9,271	4,918	2,637	1,890	71,551
	$393,139	$73,509	$67,877	$40,201	$37,331	$53,539	$665,596

Total future commitments under
contractual obligations	$579,972	$286,946	$71,595	$137,947	$103,912	$289,539	$1,469,911

(1)       Production loans represent loans for the production of film and television programs that we produce. Film obligations include minimum guarantees and theatrical marketing obligations as disclosed in Note 12 of our audited consolidated financial statements. Repayment dates are based on anticipated delivery or release date of the related film or contractual due dates of the obligation.

(2)       Subordinated notes and other financing obligations reflect the principal amounts of the October 2004 2.9375% Notes, the February 2005 3.625% Notes and the April 2009 3.625% Notes and other financing obligations. The future repayment dates of the Senior Notes represent the first redemption date by holder for each note respectively. As of March 31, 2010, the carrying value of our subordinated notes was as follows: October 2004 2.9375% Notes — $99.5 million; February 2005 3.625% Notes — $52.7 million; and April 2009 3.625% Notes — $36.2 million. The difference between the carrying value and the principal amounts is being amortized as a non-cash charge to interest expense over the expected life of the notes.

(3)       The Senior Notes reflect the principal amount payable in November 2016 with a carrying amount of $225.2 million as of March 31, 2010. The difference between the carrying value and the principal amount is being amortized as a non-cash charge to interest expense over the expected life of the notes.

(4)       Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which we will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(5)       Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for future delivery. Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include future interest payments associated with the commitment.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements and other relationships with unconsolidated entities that will affect our liquidity or capital resources. We have no special purpose entities that provided off-balance sheet financing, liquidity or market or credit risk support, nor do we engage in leasing, hedging or research and development services, that could expose us to liability that is not reflected on the face of our consolidated financial statements. Our commitments to fund operating leases, minimum guarantees, production loans, equity method investment funding requirements and all other contractual commitments not reflected on the face of our consolidated financial statements are presented in the above table.